UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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UNIVERSAL TECHNICAL INSTITUTE, INC.
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UNIVERSAL TECHNICAL INSTITUTE, INC.
16220 North Scottsdale Road
Suite 100
Scottsdale, Arizona 85254
(623) 445-9500
Dear Fellow Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Universal Technical Institute, Inc. (the “Company,” “UTI,” “we,” “us” or “our”), to be held at 8:00 a.m. local time on Wednesday, March 1, 2017, at our offices located at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
We have attached a notice of meeting and a proxy statement that contain details of the business to be conducted at the Annual Meeting.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.
On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of UTI. We look forward to seeing you at the Annual Meeting.

Sincerely, /s/ Kimberly J. McWaters Kimberly J. McWaters Chairman of the Board of Directors and Chief Executive Officer
January 13, 2017

UNIVERSAL TECHNICAL INSTITUTE, INC.
16220 North Scottsdale Road
Suite 100
Scottsdale, Arizona 85254
(623) 445-9500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
To the holders of common stock of Universal Technical Institute, Inc.:
The 2017 Annual Meeting of Stockholders of Universal Technical Institute, Inc. (the “Company”) will be held at our offices located at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254 on Wednesday, March 1, 2017 at 8:00 a.m. local time for the following purposes:
1. To elect three directors to the Board of Directors to serve for a term of three years or until their respective successors are elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2017.
3. To approve, on an advisory basis, the compensation of the Company’s named executive officers.
4. To approve, on an advisory basis, the frequency of future advisory votes on the compensation of the Company’s named executive officers.
5. To approve the proposed amendments to the Company’s 2003 Incentive Compensation Plan.
6. To consider and act upon such other business as may properly come before the meeting.
Only stockholders of record at the close of business on January 3, 2017 are entitled to receive notice of and to vote at the meeting. A list of stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose germane to the meeting. The list will also be available for the same purpose for 10 days prior to the meeting at our principal executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at (623) 445-9500.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 1, 2017. The Proxy Statement and UTI’s Annual Report on Form 10-K for fiscal year 2016 are available electronically at http://www.envisionreports.com/uti.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE PROXY AS PROMPTLY AS POSSIBLE. YOUR PROXY IS BEING SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS.

By Order of the Board of Directors, /s/ Chad A. Freed Chad A. Freed Executive Vice President of Corporate Development, General Counsel and Secretary
Scottsdale, Arizona
January 13, 2017

UNIVERSAL TECHNICAL INSTITUTE, INC.
16220 North Scottsdale Road
Suite 100
Scottsdale, Arizona 85254
(623) 445-9500

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
March 1, 2017
General Information
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Universal Technical Institute, Inc. (the “Company,” “UTI,” “we,” “us” or “our”), of proxies for use in voting at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m. local time on March 1, 2017 at our offices located at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, and any adjournment or postponement thereof. On or about January 19, 2017, proxy materials for the Annual Meeting, including this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 (the “2016 Annual Report”), are being made available to stockholders entitled to vote at the Annual Meeting. The date of this Proxy Statement is January 13, 2017.
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), except for stockholders who have requested otherwise, we have generally mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability provides instructions either for accessing our proxy materials, including this Proxy Statement and the 2016 Annual Report, at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by e-mail. If a stockholder would like to receive a paper or e-mail copy of our proxy materials either for this Annual Meeting or for all future meetings, such stockholder should follow the instructions for requesting such materials included in the Notice of Internet Availability we mailed to our stockholders.
We will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of common stock, and normal handling charges may be paid for such forwarding service. We may solicit proxies by mail or by personal interview, telephone and other electronic communication by our officers and other management employees, who will receive no additional compensation for their services.
Any stockholder giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving written notice of such revocation to our Secretary at our executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, or by attending the Annual Meeting and voting in person.
At the close of business on January 3, 2017, there were 24,681,754 shares of our common stock and 700,000 shares of our Series A Preferred Stock outstanding and entitled to vote at the Annual Meeting. Only stockholders of record on January 3, 2017 will be entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter voted upon. Holders of shares of Series A Preferred Stock are entitled to vote with the holders of shares of common stock, and not as a separate class, on an as-converted basis. The shares of Series A Preferred Stock are currently convertible into an aggregate of 21,021,021 shares of common stock. However, prior to the receipt of regulatory approval (as provided in the Certificate of Designations), the Series A Preferred Stock may only be voted to the extent that the aggregate voting power of all the Series A Preferred Stock and any common stock issued upon conversion thereof does not exceed 4.99% of the aggregate voting power of all of our voting stock outstanding at the close of business on June 24, 2016. As a result, the shares of Series A Preferred Stock are entitled to an aggregate of 1,289,576 votes on each matter voted upon. Votes may not be cumulated. As such, the total number of shares entitled to vote at the Annual Meeting is 25,971,330.

Voting Information
The presence, in person or by proxy relating to any matter to be acted upon at the Annual Meeting, of the holders of a majority of the outstanding shares of common stock will constitute a quorum for purposes of the Annual Meeting. For purposes of the quorum requirement and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain are considered stockholders who are present and entitled to vote and they count toward the quorum.
Voting without attending the Annual Meeting can be done in the following ways:

•
Internet. A proxy can be submitted over the Internet to vote shares at the Annual Meeting by following the instructions provided either in the Notice of Internet Availability or on the proxy card or voting instruction form if a printed set of proxy materials were requested and received.

•
Telephone. If a printed set of proxy materials were requested and received, a proxy can be submitted over the telephone to vote shares at the Annual Meeting by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials received. If only a Notice of Internet Availability was received, a proxy can be submitted over the telephone to vote shares by following the instructions at the Internet website address referred to in the Notice of Internet Availability.

•
Mail. If a printed set of proxy materials were requested and received, a proxy can be submitted by mail to vote shares at the Annual Meeting by completing, signing and returning the proxy card or voting instruction form enclosed with the proxy materials received.

Submissions of proxy via telephone or internet must be received by 11:59 p.m. Eastern Time on February 28, 2017 in order for the shares to be voted at the Annual Meeting. However, a stockholder of record who received a printed copy of the proxy materials may instead mark, sign, date and return the proxy card so that it is received by the Company before the polls close at the Annual Meeting in order for shares to be voted at the Annual Meeting. Stockholders of shares held in street name must comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds the shares.
Brokers, banks or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owners, such as the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017. If a broker, bank or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.
Broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions, on the other hand, have the same effect as votes against the matter, although abstentions will have no effect on the election of directors because approval of a percentage of shares present or outstanding is not required for that proposal.

Election of Directors. Our Bylaws provide that in a non-contested election, each director nominee must be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election. A “majority of the votes cast” means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee. Accordingly, abstentions will have no effect on the election of a director. Pursuant to our Corporate Governance Guidelines, the Board of Directors expects any director nominee who is an incumbent director and is not re-elected to promptly tender his or her resignation, and the Board of Directors, excluding the director who tenders his or her resignation, must promptly decide whether to accept or reject the resignation. Uninstructed shares are not entitled to vote on the election of directors.
Ratification of the Appointment of the Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote is required to approve the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017. Uninstructed shares are entitled to vote on this matter. Abstentions will have the same effect as a vote against ratification of the appointment of our independent registered public accounting firm.
Advisory Vote to Approve our Named Executive Officer Compensation. Advisory approval of the compensation of our Named Executive Officers requires the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote against this proposal. Uninstructed shares are not entitled to vote on this matter. Because the vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
Advisory Vote on Frequency of Vote on Named Executive Officer Compensation. Advisory approval on the frequency of the vote on the compensation of our Named Executive Officers requires the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote against this proposal. Uninstructed shares are not entitled to vote on this matter. Because the vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering the frequency of the advisory vote on named executive officer compensation.
Amendment to the 2003 Incentive Compensation Plan. The affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote is required to approve the proposal to amend the 2003 Incentive Compensation Plan. Abstentions will have the same effect as a vote against this proposal. Uninstructed shares are not entitled to vote on this matter.
Any stockholder entitled to vote on any matter may vote part of such stockholder’s shares in favor of the proposal and refrain from voting the remaining shares or, except with respect to the election of directors, may vote the remaining shares against the proposal; but if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively or otherwise indicates how the number of shares to be voted affirmatively is to be determined, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares which the stockholder is entitled to vote.
If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is postponed or adjourned, a stockholder’s proxy will remain valid and may be voted at the postponed or adjourned meeting. A stockholder still will be able to revoke the stockholder’s proxy until it is voted. As of the date of this Proxy Statement, the Board of Directors did not know of any matters other than those described in this Proxy Statement to be presented at the Annual Meeting.

Proxies properly executed and received by the Company prior to the Annual Meeting and not revoked will be voted as directed therein on all matters presented at the Annual Meeting. If you submit a proxy or voting instruction form by Internet, telephone or mail without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
Board of Directors Structure. Our Board of Directors currently has 10 members, the majority of whom are independent directors. The Board of Directors is divided into three classes. Directors in each class serve three-year terms. At each annual meeting, the term of one class expires. Currently, Messrs. Blaszkiewicz and Conrad and Ms. McWaters serve as Class I Directors, Messrs. Lennox, Penske and White and Ms. Srere serve as Class II Directors and Messrs. Paige, Shackelton and Trammell serve as Class III Directors.
Nominees for Election at this Annual Meeting. The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, has nominated Messrs. Blaszkiewicz and Conrad and Ms. McWaters for re-election as Class I Directors, each to serve a three-year term ending in 2020, or until the director’s successor is duly elected. It is intended that the votes represented by the proxies at the Annual Meeting will be cast for the election of Messrs. Blaszkiewicz and Conrad and Ms. McWaters as directors.
The following table and text presents information as of the date of this Proxy Statement concerning the nominees for election as directors, including in each case their current membership on committees of the Board of Directors, year first elected a director and principal occupations or affiliations during the last five years, other directorships currently held or held during the past five years and the experiences, qualifications, attributes or skills that each nominee and director brings to our Board of Directors. We believe that each of the director nominees possesses an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the Board’s oversight of the business and affairs of the Company.
Director Nominees

Name/Title	Age	Board Committees	Elected to UTI Board
David A. Blaszkiewicz	48	Compensation Committee	2011
Conrad A. Conrad	70	Audit Committee	2004
Kimberly J. McWaters	52	None	2005

David A. Blaszkiewicz
David A. Blaszkiewicz has served as a director on our Board of Directors since December 2011. Mr. Blaszkiewicz has served as the Chief Executive Officer of Invest Detroit, a leading economic development organization, and its predecessor companies since November 2014 and as President of Invest Detroit since 2001. Mr. Blaszkiewicz served as President and Chief Executive Officer of Downtown Detroit Partnership, Inc., a private/public partnership of corporate and civic leaders engaged in key community revitalization efforts, from February 2011 to June 2014. In addition, Mr. Blaszkiewicz currently serves on the board of a number of non-profit organizations, including the national New Markets Tax Credit Coalition, Detroit’s Downtown Development Authority, M-1 RAIL, New Detroit, Detroit Economic Growth Corporation and Detroit Community Loan Fund. Mr. Blaszkiewicz also served as Director of Finance and Secretary/Treasurer of Detroit Renaissance, Inc., an organization of CEOs now known as Business Leaders for Michigan, from 1994 through 2001. Mr. Blaszkiewicz received a BS in Business from Wayne State University and received his MBA in 1998 from Michigan State University. Mr. Blaszkiewicz brings to the Board significant financial, commercial real estate and development expertise as well as municipal and private investment experience.

Conrad A. Conrad
Conrad A. Conrad has served as a director on our Board of Directors since February 2004 and as our Lead Director since December 2013, also serving as the Chairman of the Audit Committee from 2004 to 2012 and as a member of the Compensation Committee from 2004 to 2015. Mr. Conrad served as a director of Rural/Metro Corporation until June 2011 and as a director of Fender Musical Instruments Corporation until April 2014. Mr. Conrad was employed with The Dial Corporation from August 2000 to October 2005, where he served as Executive Vice President and Chief Financial Officer. Prior to this, Mr. Conrad worked for 25 years with Quaker State Corporation, a leading manufacturer of branded automotive and consumer products and services, where he held multiple positions, most recently Vice Chairman and Chief Financial Officer. Mr. Conrad received an AB in Accounting from The College of William & Mary. As a former chief financial officer for a public company, Mr. Conrad has experience in finance and accounting, particularly as it applies to public companies such as UTI. His prior positions with Quaker State gave him insight into the automotive products and services market. Mr. Conrad also served as the chairman of the board of Rural/Metro Corporation, which experience aids his service to our Board of Directors. Mr. Conrad qualifies as an audit committee financial expert under SEC guidelines.

Kimberly J. McWaters
Kimberly J. McWaters has served as our Chief Executive Officer since October 2003, as the Chairman of our Board of Directors since December 2013, as President since September 2016 and as a director on our Board of Directors since 2005. Ms. McWaters served as our President from 2000 to March 2011 and previously served on our Board of Directors from 2002 to 2003. From 1984 to 2000, Ms. McWaters held several positions with UTI, including Vice President of Marketing and Vice President of Sales and Marketing. Ms. McWaters has also served as a director Mobile Mini, Inc. since August 2014 and as a director of Penske Automotive Group, Inc. since December 2004. Ms. McWaters received a BS in Business Administration from the University of Phoenix. As a long-time employee of UTI, Ms. McWaters brings to the Board of Directors an understanding of the organization and experience in the post-secondary technical education services industry.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE "FOR" EACH OF THESE NOMINEES

Continuing Directors. The terms of Messrs. Lennox, Penske and White and Ms. Srere are scheduled to end in 2018 and the terms of Messrs. Paige, Shackelton and Trammell are scheduled to end in 2019.
Lieutenant General William J. Lennox, Jr. (USA Ret.), age 67, has served as a director on our Board of Directors since January 2014. Mr. Lennox has served as President of Saint Leo University since July 2015. Mr. Lennox served as Chief Executive Officer of Lennox Strategies, LLC, a consulting company and personal business venture, from 2012 to 2015. From 2006 to 2012, Mr. Lennox served as Senior Vice President, Washington, D.C., for Goodrich Corporation, a Fortune 500 aerospace firm. Prior to his position at Goodrich Corporation, Mr. Lennox served approximately 35 years in the United States Army, culminating as Superintendent of the United States Military Academy at West Point. Mr. Lennox currently serves on the Board of Princeton Power Systems, a privately held manufacturer of advanced power conversion products and alternative energy systems. Mr. Lennox received a bachelor’s degree in international affairs from the United States Military Academy at West Point, as well as a master’s degree and Ph.D. in literature from Princeton University. Mr. Lennox’s exceptional military career and his expertise in developing and managing strategic relationships between the private sector and government entities brings a unique set of experiences and capabilities to the Board.
Dr. Roderick R. Paige, age 83, has served as a director on our Board of Directors since September 2010. Dr. Paige has served as the Interim President of Jackson State University since November 2016. Dr. Paige was a founder of the Chartwell Education Group, LLC, an education consulting firm, and served as its Chairman from 2005 to 2009. Dr. Paige has also served as Senior Advisor to Higher Ed Holdings, LLC since 2005. Dr. Paige served as the United States Secretary of Education from 2001 to 2005 and was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars in 2005. Dr. Paige also served as a director of News Corporation during the last five years and was a member of its compensation committee. Dr. Paige also has significant experience in the education industry, including 10 years as the dean of a college of education, four years as trustee of a 200,000 student school district and approximately seven years as the Superintendent of Schools of the Houston Independent School District. Dr. Paige received his doctorate and masters in health and physical education from Indiana University and his BS from Jackson State University. Dr. Paige brings to the Board of Directors governmental regulatory and leadership experience and contacts in the education industry.

Roger S. Penske, age 79, has served as a director on our Board of Directors since 2002. Mr. Penske has served as Chairman of the Board of Directors and Chief Executive Officer of Penske Automotive Group, Inc., a publicly-traded automotive retailer, since 1999. Mr. Penske has also been Chairman of the Board of Directors and Chief Executive Officer of Penske Corporation since 1969. Mr. Penske also serves as a director of Business Leaders for Michigan and Downtown Detroit Partnership. Mr. Penske has also served as a director of General Electric Company during the last five years. Mr. Penske has executive management experience in the automotive industry and experience as a public company director. Mr. Penske brings to the Board of Directors high-level connections to various automotive companies and extensive experience in and understanding of the automotive retail industry.
Christopher S. Shackelton, age 37, has served as a director on our Board of Directors since June 2016. Mr. Shackelton is co-founder and managing partner of Coliseum Capital Management, LLC. Mr. Shackelton has served as Chairman of the Board of Providence Service Corp. since November 2012 and has served on its board of directors since July 2012. Mr. Shackelton also has served as a director of LHC Group, Inc., since November 2012, a director of BioScrip, Inc. since March 2015, and as a director of a number of privately held companies. Previously, Mr. Shackelton was Chairman of Rural/Metro Corp, from December 2010 to June 2011 and served on the board of Advanced Emissions Solutions, Inc. from July 2014 to June 2016 and of Interstate Hotels & Resorts, Inc., from February 2009 through March 2010. Prior to these positions, Mr. Shackelton worked at Watershed Asset Management and Morgan Stanley & Co. He received a bachelor's degree in economics from Yale University. Mr. Shackelton brings to the Board of Directors significant financial, investing, and accounting experience in addition to his experience serving on the boards of other public companies.
Linda J. Srere, age 61, has served as a director on our Board of Directors since 2005. Ms. Srere is a marketing and advertising consultant. From January 2000 to November 2001, she served as President of Young & Rubicam Advertising, a worldwide advertising network. From September 1998 to January 2000, Ms. Srere served as Vice Chairman and Chief Client Officer of Young & Rubicam Inc. (“Y&R”). From January 1997 to September 1998, she served as President and CEO of Y&R’s New York office. Ms. Srere joined Y&R in September 1994 as Executive Vice President and Director of Business Development. Ms. Srere served as the Chairman of advertising agency Earle Palmer Brown New York from 1992 to 1994, and served as President of advertising agency Rosenfeld, Sirowitz, Humphrey & Strauss from 1990 to 1992. For 11 years, until July 2012, Ms. Srere was a director of Electronic Arts Inc. During her tenure, she served on its compensation and its nominating and governance committees. Ms. Srere also served as a director of aQuantive, Inc., which was sold to Microsoft in 2007. She currently sits on the Investor and Executive Council of DCubed Group, a private market investment firm. Ms. Srere brings to the Board of Directors marketing, strategic and business leadership skills from her career in marketing and advertising.
Kenneth R. Trammell, age 56, has served as a director on our Board of Directors since June 2011. Mr. Trammell has served as the Chief Financial Officer of Tenneco Inc., a publicly traded manufacturer of vehicle components and systems, since September 2003, and Controller from 1997 through 2003. Prior to joining Tenneco in 1996, Mr. Trammell spent 12 years with the international public accounting firm of Arthur Andersen LLP. Mr. Trammell received a BBA in accounting from the University of Houston. Mr. Trammell has significant business experience in the original equipment and aftermarket automotive parts industry for more than 20 years. He also has considerable experience in financial reporting, accounting, internal controls, capital markets transactions, investor relations and operations finance. Mr. Trammell qualifies as an audit committee financial expert under SEC guidelines.
John C. White, age 68, has served as a director on our Board of Directors since 1997. Mr. White served as Chairman of our Board of Directors from October 2005 until December 2013. From October 2003 to September 2005, Mr. White served as our Chief Strategic Planning Officer and Vice Chairman. From April 2002 to September 2003, Mr. White served as our Chief Strategic Planning Officer and Co-Chairman of our Board of Directors. From 1997 to March 2002, Mr. White served as our Chief Strategic Planning Officer and Chairman of our Board of Directors. Mr. White served as the President of Clinton Harley Corporation (which operated under the name Motorcycle Mechanics Institute and Marine Mechanics Institute) from 1977 until it was acquired by UTI in 1998. Prior to 1977, Mr. White was a marketing representative with International Business Machines Corporation. Mr. White was appointed by the Arizona Senate to serve as a member of the Joint Legislative Committee on Private Regionally Accredited Degree Granting Colleges and Universities and Private Nationally Accredited Degree Granting and Vocational Institutions in 1990. He was appointed by the Governor of Arizona to the Arizona State Board for Private Post-secondary Education, where he was a member and Complaint Committee Chairman from 1993-2001. Mr. White received a BS in Engineering from the University of Illinois. Mr. White has experience in the post-secondary technical education services industry and has experience involving accreditation issues. Mr. White has assisted with our strategic planning, both as a director and as an employee.
There are no family relationships among any of our directors and executive officers.
Pursuant to Section 5(c) of the Series A Certificate of Designations, for so long as Coliseum Holdings I, LLC (“Coliseum”), its Affiliates or any of its or its Affiliates’ transferees approved by the Company beneficially own at least a majority of the then outstanding shares of Series A Preferred Stock, the holders of shares of Series A Preferred Stock, by the vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock shall have the right to designate one member to our Board of Directors who, subject to applicable law and regulations (including New York Stock Exchange listing standards) may be appointed to a minimum of two committees of our Board of Directors. On June 29, 2016, our Board of Directors, upon the designation by the holders of Series A Preferred Stock, and upon deeming such appointment to be in the best interests of the Company, elected Mr. Shackelton, a Managing Partner at Coliseum Capital Management, LLC (“CCM”), to our Board of Directors. As Managing Partner and a co-founder of CCM, Mr. Shackelton has an indirect interest in the transaction whereby Coliseum purchased 700,000 shares of Series A Preferred Stock of the Company on June 24, 2016 for a total purchase price of $70,000,000. For additional information, please see “Certain Relationships and Related Transactions - Securities Purchase Agreement,” which is included elsewhere in this Proxy Statement.
Corporate Governance and Related Matters
Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management; management runs the company’s day-to-day operations. Our Board of Directors currently consists of 10 directors.
Board Leadership Structure. Our Corporate Governance Guidelines provide that our Board of Directors is free to choose the Chairman of the Board in any manner that is in the best interests of UTI. In making leadership structure determinations, our Board of Directors considers many factors, including the specific characteristics and circumstances existing at that time, whether the role of Chairman should be separate from that of the Chief Executive Officer and, if the roles are separate, whether the Chairman should be selected from the independent directors or from management. The Board believes that no single board leadership model is universally or permanently appropriate and will periodically review its Chair selection and whether or not that selection should remain in effect.
At this time, our Chief Executive Officer and President (Ms. McWaters) also serves as the Chairman of the Board of Directors, and the Board also has an independent Lead Director (Mr. Conrad). The Board believes that combining the positions of Chairman and Chief Executive Officer provides an efficient and effective leadership model, including clarity of leadership, effective decision-making and a firm link between management and the Board. The Board also believes that the Chief Executive Officer’s extensive understanding of UTI’s business and operations and her years of experience with UTI and in the industry make her well-positioned to lead Board discussions of important matters affecting our business. In addition, as part of considering the successor to the Chairman, the Board determined that it would be appropriate to establish an independent Lead Director position. The Board believes that this will help facilitate a smooth leadership transition and the ongoing balance of the independent director perspective. The Board believes that Mr. Conrad’s leadership experience and 12 years of experience with our company make him well-qualified to serve in the Lead Director role.
Under the current Corporate Governance Guidelines, an independent Lead Director will be appointed when the Chairman position is not held by an independent director. The role of the Lead Director is to assist the Chairman and the remainder of the Board in assuring effective governance in overseeing the direction and management of the Company. The Lead Director serves at the pleasure of the Board, and his appointment and responsibilities will be reviewed at least annually. The Lead Director’s responsibilities include the following: (i) organizing, setting the agenda for, leading and presiding over non-management/executive sessions of the Board; (ii) providing feedback to and engaging with the Chief Executive Officer on non-management/executive sessions; (iii) authority to call meetings of the independent directors; (iv) facilitating communication among directors, and between the Board and the senior management team, serving when needed as a liaison between the Chief Executive Officer and the directors; (v) coordinating the activities of the independent directors; (vi) working with the Chairman of the Board to set and approve the Board schedule and agenda; (vii) presiding over any meeting of the Board in the absence of the Chairman of the Board/CEO and any vice chairman appointed by the Board, unless otherwise determined by the Board; (viii) presiding over any meeting of the stockholders in the absence of the Chairman of the Board/CEO and any vice chairman appointed by the Board, unless otherwise determined by the Board; (ix) supporting the Board’s review of the Corporate Governance Guidelines; and (x) such other functions and responsibilities as set forth in the Corporate Governance Guidelines or as requested by the Board from time to time.
Our Corporate Governance Guidelines call for regular executive sessions of the non-management directors (those not employed by us). The Board of Directors believes that these regular executive sessions outside of the presence and influence of management ensure that non-management directors have sufficient opportunity to fully and candidly discuss ideas and issues regarding the Company, management’s performance and whether Board operations are satisfactory. As discussed above, the Lead Director will lead and preside over these non-management sessions and will organize and establish the agenda for these sessions. If the Lead Director is absent or that position is vacant, the independent directors will select from among them who will preside over any private sessions.
“Independent” Directors. Our Board of Directors has determined that Messrs. Blaszkiewicz, Conrad, Lennox, Paige, Penske and Trammell and Ms. Srere qualify as “independent” in accordance with the published listing requirements of the New York Stock Exchange (the “NYSE”). The NYSE’s independence definition includes a series of objective tests, such as that the director is not an employee of the Company, has no material relationships with the Company and has not engaged in various types of business dealings with the Company. An explanation of the independence standard used by our Board of Directors, which standard incorporates the NYSE independence definition, is set forth in the Corporate Governance Guidelines adopted by the Board of Directors and discussed elsewhere in this Proxy Statement. The Board of Directors considers all relevant facts and circumstances in evaluating the independence of its members from management. Non-material business transactions conducted in the ordinary course of business are not determinative of the issue of independence. As required by the NYSE rules, the Board of Directors has made an affirmative determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and has affirmatively determined that each independent director meets the independence standard used by the Board of Directors. In making these determinations, the Board of Directors reviewed and discussed information provided by the directors and our management with regard to each director’s business and personal activities as they may relate to us and our management, including Ms. McWaters’ service on the board of directors of another entity for which one of the directors serves as chairman and chief executive officer. The Board of Directors also considered each director’s other relationships that do not involve us or our management such as the employment of UTI graduates in the service departments of automotive dealerships owned by an entity of which one of our directors is an affiliate and the service on the UTI Foundation board by the spouse of one of the independent directors.
“Independence” for Audit Committee and Compensation Committee Members and Audit Committee Financial Expert. As required by the NYSE rules, the members of our Audit Committee each qualify as “independent” under special standards established by the SEC for members of audit committees, and the members of our Compensation Committee each qualify as “independent” under special standards established by the NYSE for members of compensation committees. Our Audit Committee also includes at least one independent member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Mr. Conrad and Mr. Trammell have been determined to be audit committee financial experts. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Conrad’s and Mr. Trammell’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Conrad or Mr. Trammell any duties, obligations or liabilities that are greater than those generally imposed on members of the Audit Committee and the Board of Directors, and the designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of our Audit Committee or the Board of Directors.
Board’s Role in Risk Oversight. The Board of Directors as a whole is responsible for risk management oversight of the Company and in ensuring that management develops sound business strategies. The involvement of the full Board of Directors in setting the Company’s business strategy and objectives is integral to the Board’s assessment of our risk and also a determination of what constitutes an appropriate level of risk and how best to manage any such risk. This involves receiving reports and/or presentations from applicable members of management and the committees of the Board. The full Board of Directors continually evaluates Company risks such as financial risk, legal/compliance risk, operational/strategic risk and fraud risk and addresses individual risk issues with management throughout the year as necessary.
While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Board delegates responsibility for certain aspects of risk management to its committees, which are comprised of only independent directors. In particular, the Audit Committee focuses on enterprise risks and related controls and procedures, including financial reporting, fraud and regulatory risks. The Compensation Committee strives to create compensation practices that do not encourage excessive levels of risk taking that would be inconsistent with the Company’s strategy and objectives. The Nominating and Corporate Governance Committee is responsible for overseeing the Company’s corporate governance and corporate governance principles.
Board Meetings
Our Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors has delegated various responsibilities and authority to different Board committees as described elsewhere in this Proxy Statement. Committees regularly report on their activities and actions to the full Board of Directors. In addition, the Corporate Governance Guidelines that have been adopted by the Board of Directors and which are discussed elsewhere in this Proxy Statement call for regular executive sessions of the non-management directors.
In fiscal 2016, the Board of Directors held 12 meetings. Each director attended at least 75% of the aggregate of the Board of Director meetings and meetings of committees on which such director served during the director’s tenure as a director and committee member.
Board Committees and Charters
We currently have four standing Board committees: Audit, Compensation, Nominating and Corporate Governance and Government Affairs and Public Policy. Each member of the Audit, Compensation, Nominating and Corporate Governance and Government Affairs and Public Policy Committees is an independent director in accordance with NYSE standards. Each of the Board committees has a written charter approved by the Board of Directors. Copies of each charter are posted on our website at www.uti.edu under the “Investors - Corporate Governance” captions. We will provide copies of our Board committee charters upon request made by writing to us at our principal executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
The current committee membership is as follows:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Government Affairs and Public Policy Committee
David A. Blaszkiewicz	✓	Chair
Conrad A. Conrad	✓
LTG (R) William J. Lennox, Jr.		✓		Chair
Roderick R. Paige			✓	✓
Roger S. Penske			✓	✓
Linda J. Srere		✓	Chair
Kenneth R. Trammell	Chair

Audit Committee. Messrs. Alan E. Cabito, Conrad and Trammell served as members of our Audit Committee during fiscal 2016. When Mr. Cabito retired from our Board of Directors in December 2016, Mr. Blaszkiewicz was appointed to serve as a member the Audit Committee. The Board of Directors has determined that Messrs. Blaszkiewicz and Cabito are financially literate and that Messrs. Conrad and Trammell are financial experts and that each satisfies the independence requirements of the NYSE and the SEC. The Audit Committee has the responsibility for overseeing, among other things, our accounting and financial reporting processes, the reliability of our financial statements, the effective evaluation and management of our financial risks, our compliance with laws and regulations, and the effective and efficient audit of our financial statements by a qualified independent registered public accounting firm. The Audit Committee met eight times during fiscal 2016. The Audit Committee is required by SEC rules to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report is set forth elsewhere in this Proxy Statement.
Compensation Committee. Messrs. Blaszkiewicz and Lennox and Ms. Srere served as members of our Compensation Committee during fiscal 2016. The Board of Directors has determined that each of Messrs. Blaszkiewicz and Lennox and Ms. Srere satisfies the independence requirements of the NYSE. The primary responsibility of the Compensation Committee is to develop and oversee the implementation of the Company’s philosophy with respect to the compensation of our officers. In that regard, the Compensation Committee has the responsibility for, among other things, developing and maintaining a compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to stockholders; recommending compensation and benefit plans to the Board of Directors for approval; reviewing and approving annual corporate and personal goals and objectives to serve as the basis for the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of the goals and, based on such evaluation, determining the

Chief Executive Officer’s compensation; determining the annual total compensation for our Named Executive Officers; approving the grants of equity-based incentives as permitted under our equity-based compensation plans; reviewing and recommending to the Board of Directors compensation for our non-management directors; and reviewing and recommending employment agreements, severance arrangements and change in control plans that provide for benefits upon a change in control, or other provisions for our executive officers and directors, to the Board of Directors. The Compensation Committee met seven times during fiscal 2016.
Our Board of Directors has adopted a charter for the Compensation Committee that provides, among other things, that the Compensation Committee may, at its discretion, utilize consultants, counsel or other advisers to assist the Compensation Committee in fulfilling its duties. Pursuant to its written charter, the Compensation Committee has the sole authority to retain, obtain the advice of or terminate any such consultant, counsel or other adviser, including sole authority to approve the fees and other retention terms. The Compensation Committee retained Compensia, Inc. (“Compensia”) to assist as independent compensation consultants. For additional information on the role of compensation consultants, please see “Compensation Discussion and Analysis - Role of Compensation Consultants,” which is included elsewhere in this Proxy Statement. Other than their review and analysis of officer and director compensation or as otherwise discussed in this Proxy Statement, Compensia did not provide any additional services to us during the 2016 fiscal year.
Nominating and Corporate Governance Committee. Messrs. Cabito, Paige and Penske and Ms. Srere served as members of our Nominating and Corporate Governance Committee during fiscal 2016. Mr. Cabito retired from our Board of Directors in December 2016. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE. The Nominating and Corporate Governance Committee has the responsibility for, among other things, identifying individuals qualified to serve as directors of UTI; recommending qualified individuals for election to the Board of Directors at the annual meeting of stockholders; recommending to the Board of Directors those directors to serve on each of the Board committees; recommending a set of corporate governance guidelines to the Board of Directors; reviewing periodically our Corporate Governance Guidelines and recommending governance issues that should be considered by the Board of Directors; reviewing periodically the Board of Director’s committee structure and operations and the working relationship between each committee and the Board of Directors; and considering, discussing and recommending ways to improve the Board of Director’s effectiveness. The Nominating and Corporate Governance Committee also reviews and makes recommendations to the Board of Directors regarding the size and the composition of the Board of Directors. In addition, the Nominating and Corporate Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board of Directors as described below. In evaluating such recommendations, the Nominating and Corporate Governance Committee will use the same review criteria discussed below under “Director Qualifications and Review of Director Nominees.” Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee must include the candidate’s name, accompanied by relevant biographical information, and must be submitted in accordance with our Bylaws to the attention of our Corporate Secretary at Universal Technical Institute, Inc., 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254. The Nominating and Corporate Governance Committee met four times during fiscal 2016.
Government Affairs and Public Policy Committee. Messrs. Lennox, Penske and Paige served as members of our Government Affairs and Public Policy Committee during fiscal 2016. The Board of Directors has determined that each member of the Government Affairs and Public Policy Committee satisfies the independence requirements of the NYSE. The Government Affairs and Public Policy Committee has the responsibility for, among other things, identifying, evaluating and reviewing legislative, regulatory, governmental and public policy matters and trends that may impact our strategic business goals, activities and performance; evaluating and reviewing our strategic governmental affairs and public policy mission and objectives and developing recommendations to allow our company to effectively achieve strategic business goals; providing tactical assistance to manage and to support our governmental affairs and public policy mission and objectives and achievement of strategic business goals; and reviewing the policies, practices and priorities of our political action committee. The Government Affairs and Public Policy Committee met four times during fiscal 2016.
Director Qualifications and Review of Director Nominees
The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors. The Committee reviews annually with the Board of Directors the composition of the Board of Directors as a whole and recommends, if necessary, measures to be taken so that the Board of Directors reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board of Directors as a whole and contains at least the minimum number of independent directors required by the NYSE and other applicable laws and regulations. The Committee is responsible for ensuring that the composition of the Board of Directors accurately reflects the needs of our business and, in accordance with the foregoing, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills.
To fulfill its responsibility to recruit and recommend to the full Board of Directors nominees for election as directors, the Committee reviews the composition of the Board of Directors to determine the qualifications and areas of expertise needed to further enhance the composition of the Board of Directors and works to attract candidates with those qualifications. In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its stockholders, including the knowledge, experience and integrity of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board of Directors desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by the Board of Directors and any core competencies or technical expertise necessary to staff committees of the Board of Directors. Directors should have a background and experience in areas important to the operations of the Company, such as business, education, marketing, finance, government or law, and should be individuals of high integrity and independence with substantial accomplishments. The Committee does not assign specific weights to any particular criteria. Rather, the Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. In connection with each director nomination recommendation, the Committee considers the issue of continuing director tenure and whether the Board of Directors will be exposed to new ideas and viewpoints and will maintain willingness to critically examine the status quo.
In connection with director nominations, the Committee also considers the nominees’ roles in (i) assisting with our business strategy, (ii) overseeing our efforts in complying with the disclosure requirements of the SEC and the NYSE, (iii) assisting in improving our internal controls and disclosure controls and (iv) overseeing our corporate governance and leadership structure.
The Committee shall consider nominees recommended by stockholders for election to the Board, provided the names of such nominees, accompanied by relevant biographical information, are submitted in accordance with the Company’s Bylaws. Pursuant to the Company’s Bylaws, a stockholder may nominate a person for election to the Board by making timely notice in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed to and received by the Secretary at the principal executive offices of the Company at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, or in the event of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. To be in proper written form, such stockholder’s notice to the Secretary shall set forth in writing (a) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected as well as (i) such person’s name, age, business address and residence address, (ii) his or her principal occupation or employment, (iii) the class and number of shares of the Company that are beneficially owned by such person, (iv) a statement as to whether such person, if elected, intends to tender, promptly following such person’s failure to receive the required vote for re-election at the next meeting which such person would face re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board, in accordance with the Company’s Corporate Governance Guidelines, and (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and (b) as to such stockholder (i) the name and address, as they appear on the Company’s books, of such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (ii) the class and number of shares of the Company which are beneficially owned by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and any material interest of such stockholder and owner and (iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice to the Secretary by, or on behalf of, the stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder or any of its affiliates or associates with respect to shares of stock of the Company, and a representation that the stockholder will notify the Company in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting.
Board Attendance at Annual Stockholder Meetings
While all directors are encouraged to attend our annual stockholder meetings, the Board of Directors does not have a formal policy with respect to such attendance. All directors attended last year’s annual meeting of stockholders.
Communication with the Board of Directors
Stockholders and other interested parties may communicate with the Chairman of the Board of Directors, the directors as a group, the non-management directors as a group or an individual director directly by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to Universal Technical Institute, Inc., 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
Code of Conduct; Corporate Governance Guidelines
We have a Code of Conduct (including a Supplemental Code of Ethics for the Chief Executive Officer and Senior Financial Officers) (the “Code of Conduct”) that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. This Code of Conduct is posted on our website at www.uti.edu under the “Investors - Corporate Governance” captions.
We will provide a copy of the Code of Conduct upon request made by writing to us at our principal executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
As indicated elsewhere in this Proxy Statement, the Board of Directors has adopted Corporate Governance Guidelines. These Corporate Governance Guidelines are posted on our website at www.uti.edu under the “Investors - Corporate Governance - Board of Directors” captions. We will provide a copy of the Corporate Governance Guidelines upon request made by writing to us at our principal executive offices at the address indicated above and on the first page of this Proxy Statement.
Compensation of Non-Management Directors
In fiscal 2016, our non-management directors received a $35,000 annual retainer. Each non-management director also received an annual award under our 2003 Incentive Compensation Plan (the “2003 Plan”) of shares of the Company’s common stock equal to approximately $50,000 on the date of grant. In addition, each non-management director received reimbursement for out-of-pocket expenses, including travel expense on commercial flights or the equivalent cost of advance purchase first class commercial travel for non-management directors utilizing private aircraft. Upon election or appointment to the Board of Directors, our new non-management directors receive a one-time grant of restricted stock units with a value of $75,000, which are subject to a three-year vesting period.
The Lead Director receives an additional annual retainer of $20,000. The chairperson of the Nominating and Corporate Governance Committee receives an additional annual retainer of $12,000, the chairperson of the Compensation Committee receives an additional annual retainer of $15,000, the chairperson of the Audit Committee receives an additional annual retainer of $20,000 and the chairperson of the Government Affairs and Public Policy

Committee receives an additional annual retainer of $25,000. The non-chairperson directors serving on the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional annual retainer of $6,000. The non-chairperson directors serving on the Audit Committee each receive an additional annual retainer of $8,000. The non-chairperson directors serving on the Government Affairs and Public Policy Committee each receive an additional annual retainer of $8,000. No director receives additional compensation for meeting attendance. Directors who are also officers do not receive any separate compensation for serving as directors.
Our non-management directors are also eligible to participate in a non-qualified deferred compensation plan. The Company offers this non-qualified deferred compensation plan to allow the directors to set aside a portion of their income for retirement on a pre-tax basis. A non-management director may defer up to 100% of cash Board compensation earned in the calendar year. The non-qualified deferred compensation plan is more fully discussed in the Compensation Discussion and Analysis section included elsewhere in this Proxy Statement.

The following table sets forth a summary of the compensation we paid to our non-management directors in fiscal 2016.
Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
David A. Blaszkiewicz	50,000	50,004	—	100,004
Alan E. Cabito	49,000	50,004	—	99,004
Conrad A. Conrad	63,000	50,004	—	113,004
LTG (R) William J. Lennox, Jr.	66,000	50,004	—	116,004
Roderick R. Paige	49,000	50,004	—	99,004
Roger S. Penske	49,000 (2)	50,004	—	99,004
Christopher S. Shackelton (3)	8,750	—	75,000 (4)	83,750 (3)
Linda J. Srere	53,000	50,004	—	103,004
Kenneth R. Trammell	55,000	50,004	—	105,004
John C. White	35,000	50,004	125,361 (4)	210,365
______________________________
(1)
Represents the aggregate grant date fair value of awards issued under the 2003 Plan computed in accordance with Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718 (“Topic 718”). The annual grant was based on 11,656 shares at the closing price on March 2, 2016 of $4.29. Directors listed in this table who held unvested restricted stock awards or units at the end of fiscal year 2016 (and the number of unvested shares of restricted stock held by such directors at September 30, 2016) were as follows: Mr. Lennox (2,065 shares).

(2)	Mr. Penske elected to defer $49,000 of fees into the Universal Technical Institute Deferred Compensation Plan.
(3)
Pursuant to CCM’s company policy, Mr. Shackelton may not personally benefit from compensation he receives for serving as a director of any company in which CCM holds an equity interest. Mr. Shackelton has agreed that such compensation shall inure to the benefit of Coliseum Capital Partners, L.P. (“CCP”), an investment limited partnership of which Coliseum Capital, LLC (“CC”) is general partner and for which CCM serves as an investment advisor. Further, we have agreed with Mr. Shackelton to provide such compensation in cash to avoid the complexity and expense of unregistered equity issuances as well as to avoid potential accumulations of common stock by CCM and its affiliates that could trigger the shareholder rights plan.

(4)
Upon Mr. Shackelton’s appointment to the Board of Directors, in lieu of the typical one-time grant of restricted stock units with a value of $75,000, which is subject to a three-year vesting period, CCP received a cash award of $75,000, which is subject to a three-year vesting period.

(5)	All Other Compensation for Mr. White includes $93,233 in severance and $32,128 for a retirement gift. See below for additional information regarding Mr. White’s compensation.

Indemnification. We indemnify our directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We have also entered into agreements with our directors, contractually obligating us to provide this indemnification to them.
Mr. White’s Compensation. We entered into a severance and transition agreement with Mr. White in connection with his retirement from his duties as an executive officer and Chairman of the Board. Pursuant to that arrangement, Mr. White’s employment with us ended on December 9, 2013, and he continues to serve as a non-employee, non-management member of the Board. For that continued service, he receives the same compensation paid to our Board members generally. Mr. White also received certain severance amounts and benefits under the severance and transition agreement, which generally included the amounts and benefits provided for under his previous employment agreement for terminations without cause or resignations for good reason, with certain modifications. Accordingly, Mr. White received cash severance at the rate of $551,655 per year, payable for 24 months in bi-weekly installments in accordance with his previous employment agreement. We were also required to pay medical, dental and vision COBRA premiums for periods of up to approximately nine months for Mr. White and 18 months for his spouse if they were eligible for and elected to receive COBRA continuation coverage. After the expiration of the COBRA continuation period, we are continuing to provide Mr. White’s spouse with health insurance benefits until October 31, 2019, on terms comparable to the medical benefits provided to the spouses of senior executives of the Company. Mr. White also received an additional cash severance amount of $51,000, paid in bi-weekly installments for 24 months in accordance with the payment terms applicable to his severance payments under his previous employment agreement.
Restricted stock awards granted to Mr. White before he retired continued to vest and restrictions thereon lapsed in accordance with the award terms. As of September 30, 2016, all of Mr. White's restricted stock awards were fully vested. Except as described above or as provided by law, his participation in or coverage under all Company benefit plans ceased as of December 15, 2013.
Mr. White remains subject to the confidentiality provisions of his employment agreement. The severance and transition agreement also includes a standard release and waiver of claims by Mr. White.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm to perform an integrated audit of our financial statements for the year ending September 30, 2017 and of our internal control over financial reporting as of September 30, 2017. In taking this action, the Audit Committee considered Deloitte & Touche LLP’s independence with respect to the services to be performed and other factors that the Audit Committee and the Board of Directors believe are advisable and in the best interest of the stockholders. As a matter of good corporate governance, the Audit Committee has decided to submit its selection to stockholders for ratification. In the event that this selection of independent registered public accounting firm is not ratified by a majority vote of the shares of common stock present or represented at the Annual Meeting, it will be considered as a direction to the Audit Committee to consider the selection of a different firm.
PricewaterhouseCoopers LLP served as our independent registered public accounting firm for fiscal years 1999 through 2014. On December 10, 2014, the Audit Committee commenced a comprehensive, competitive process to select an independent registered public accounting firm to audit our financial statements for the fiscal year ending September 30, 2015 (“request for proposal”). On December 19, 2014, PricewaterhouseCoopers LLP declined to stand for re-election and informed us that it would not respond to our request for proposal. The termination of the relationship become effective upon completion by PricewaterhouseCoopers LLP of its procedures on our unaudited interim financial statements as of and for the quarter ended December 31, 2014 and the filing of the related Form 10-Q. On February 3, 2015, the Audit Committee approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended September 30, 2015 and interim quarterly periods beginning with the three months ended March 31, 2015.
The audit reports of PricewaterhouseCoopers LLP on our consolidated financial statements as of and for the fiscal years ended September 30, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended September 30, 2014 and 2013, and the subsequent interim period through December 19, 2014, there were (i) no disagreements between us and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreement in connection with its reports and (ii) no reportable events (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions).
The Company requested that PricewaterhouseCoopers LLP furnish a letter addressed to the SEC stating whether it agrees with the statements made above. A copy of PricewaterhouseCoopers LLP's letter, dated December 23, 2014, was filed as an exhibit to our Current Report on Form 8-K, dated December 19, 2014, which was filed with the SEC on December 23, 2014.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.
Audit Fees and Audit-Related Fees
As more fully described below, all services provided by our independent registered public accounting firm are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services.

The following table shows fees that were accrued for audit and other services provided by Deloitte & Touche LLP for fiscal 2016 and 2015 and interim quarterly periods beginning with the three months ended March 31, 2015 and by PricewaterhouseCoopers LLP for fiscal 2016 and 2015 and the three months ended December 31, 2014:

	2016	2015
Audit Fees	$870,007	$918,193
Audit-Related Fees	—	—
Tax Fees	56,914	25,000
All Other Fees	2,000	2,000
Total	$928,921	$945,193

Audit Fees. Audit fees for the years ended September 30, 2016 and 2015 related primarily to services rendered for the integrated audit of the consolidated financial statements and internal control over financial reporting included in our Annual Report on Form 10-K and for the limited reviews of the financial information included in our Quarterly Reports on Form 10-Q. For 2016, we were billed $828,399 by Deloitte & Touche LLP for audit fees for the period. For 2016, we paid $41,608 to PricewaterhouseCoopers LLP for transition type services (e.g., consent, review of workpapers, etc.) in connection with our change to Deloitte & Touche LLP. For 2015, we were billed $758,248 by Deloitte & Touche LLP for audit fees for the period. For 2015, we paid $69,583 to PricewaterhouseCoopers LLP in connection with the review of our financial statements for the first quarter of 2015. We paid an additional $90,362 to PricewaterhouseCoopers LLP for transition type services (e.g. consent, review of workpapers, etc.) in connection with our change to Deloitte & Touche LLP.
Tax Fees. Tax fees for the years ended September 30, 2016 and 2015 related primarily to income tax compliance services, including technical and tax advice related to the review of tax returns.
All Other Fees. This amount represents an annual subscription for access to Deloitte & Touche LLP’s online database of accounting guidance issued by various standard-setting bodies in 2016 and 2015.
It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to any appropriate questions from stockholders.
Audit Committee Pre-Approval Procedures for Services Provided by the Independent Registered Public Accounting Firm
Pre-Approval of Audit Services. The Audit Committee meets with the independent registered public accounting firm prior to the audit to review the planning and staffing of the audit and approve the services to be provided by the independent registered public accounting firm in connection with the audit.
Pre-Approval of Non-Audit Services. The Audit Committee reviews and approves in advance the retention of the independent registered public accounting firm for any non-audit service that is not prohibited by the Sarbanes-Oxley Act of 2002 (the “Act”), provided, however, that:
(a) permitted non-audit services that account for less than $10,000 shall be deemed to be pre-approved, and

(b) as permitted by Section 302 of the Act, such pre-approval is waived and shall not be required with respect to non-audit services:
(i) that account, in the aggregate, for less than 5% of the total fees paid by us to our independent registered public accounting firm during the fiscal year in which such non-audit services are provided;
(ii) that we did not recognize as “non-audit” services at the time of the engagement; and
(iii) that are promptly brought to the attention of, and approved by, the Committee before the completion of the audit (and such approval may be given by the Audit Committee or any member of the Audit Committee).
The Audit Committee may delegate to any one of its members the authority to grant pre-approval of any permitted non-audit services that account for between $10,000 and $20,000 (and except as otherwise provided in a resolution of the Audit Committee adopted hereafter, the Audit Committee shall be deemed to have delegated such authority, such that any one member of the Audit Committee shall have the authority to grant pre-approval of any permitted non-audit services within such dollar limits). The pre-approval of any non-audit services pursuant to delegated authority or deemed approval shall be reported to the full Audit Committee at its next scheduled meeting. Approval of non-audit services to be performed by the independent registered public accounting firm pursuant to clause (b) above will be disclosed by us as required pursuant to Section 202 of the Act in the applicable reports filed with the SEC.

AUDIT COMMITTEE REPORT FOR THE YEAR ENDED SEPTEMBER 30, 2016
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently composed of three independent directors. The Audit Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at www.uti.edu under the “Investors - Corporate Governance” captions. The Audit Committee met eight times during fiscal 2016. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.
In fulfilling its responsibilities, the Audit Committee meets with management and the independent registered public accounting firm to review and discuss the Company’s annual and quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, any material changes in accounting policies used in preparing the financial statements prior to the filing of a report on Form 10-K or Form 10-Q with the SEC, and the items required to be discussed by AU Section 380, Communication with Audit Committees (“AU 380”), with respect to annual financial statements, and AU Section 722, Interim Financial Information, with respect to quarterly financial statements.
The Audit Committee met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s financial statements, management’s assessment of the Company’s internal control over financial reporting and the significant accounting policies applied by management in the preparation of the Company’s financial statements, as well as any alternative accounting policies. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by AU 380.
In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm such firm’s independence from the Company and its management. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of permitted non-audit services to the Company is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.
The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its audit, the evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting and other matters required to be discussed by AU 380.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, for filing with the SEC.
The Audit Committee:

Kenneth R. Trammell (Chair)
David A. Blaszkiewicz
Conrad A. Conrad

PROPOSAL 3
ADVISORY VOTE TO APPROVE OUR
NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking an advisory vote from our stockholders to approve the compensation of our Named Executive Officers. This proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers, and is provided as required pursuant to Section 14A of the Exchange Act. We currently submit a Say on Pay proposal to our stockholders every three years.
Our executive compensation program is driven by our business environment, objectives and outcomes. Consequently, we evaluate the performance of our executive officers, including the Named Executive Officers, based on their management of the Company in the context of current business and economic conditions and our performance relative to our peers. Because the Named Executive Officers have broad policy-making authority, the Compensation Committee holds them responsible for our financial performance and for upholding our values in a competitive marketplace. We believe that, in this highly competitive market for top executive talent, it is critical that we provide our executive officers with incentives to excel, be internally and externally equitable and promote a culture of innovation and results-oriented service for our students and customers while, at the same time, not encouraging undue risk-taking.
We have continued to face financial challenges and continued uncertainties surrounding our industry in recent years, including fiscal 2016, and some of our executive compensation decisions in recent years have been influenced largely by the difficult economic environment in which we have been operating. Despite these challenges, fiscal 2016 was still a year of accomplishment for us on several fronts, including with respect to:

•	maintaining our graduate employment rate;

•	our Long Beach, California, campus, which opened in August 2016, became accretive to earnings in 2016;

•	the acquisition in February 2016 of substantially all of the assets of BrokenMyth Studios, LLC;

•	the sale in June 2016 of 700,000 shares of Series A Preferred Stock for a total purchase price of $70.0 million to Coliseum Holdings I, LLC; and

•	continuing to function without the use of any credit facility or ordinary course debt financing.
We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement, which discusses the compensation of our Named Executive Officers in detail, including each element of our executive compensation program and fiscal 2016 compensation actions and program changes.
THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS THAT YOU VOTE "FOR" THE FOLLOWING ADVISORY RESOLUTION:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and any related material).
Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the results of the vote. The Compensation Committee will consider our stockholders’ concerns and take them into account in future determinations concerning our executive compensation program. The Board of Directors therefore recommends that you indicate your support for the compensation policies and procedures for our Named Executive Officers, as outlined in the above resolution.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON
COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

We are seeking an advisory vote from our stockholders on the frequency that we should submit a vote to approve the compensation of our Named Executive Officers. Such a proposal would be similar to the Say on Pay proposal set forth in Proposal 3 above. Pursuant to the Exchange Act, we are required to provide this non-binding advisory vote on the frequency of a Say on Pay proposal to our stockholders at least once every six years. We currently submit a Say on Pay proposal to our stockholders every three years. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining. Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:
RESOLVED, that the stockholders wish the Company to include an advisory vote on the compensation of the Named Executive Officers every:

•	year;

•	two years; or

•	three years.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO HOLD AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY THREE YEARS.
The Board of Directors has determined that a three-year advisory vote on the compensation of our Named Executive Officers is the best approach for us based on a number of considerations, including the following:

•
Our compensation program is designed to reward the achievement of short-term, long-term and strategic goals that are closely aligned with the soundness of the Company and the interests of our stockholders and encourages appropriate decision making regarding the long-term value of the Company;

•	A three-year cycle will provide stockholders sufficient time to evaluate the effectiveness of our short-and long-term compensation strategies and the related business outcome of the Company;

•
Many stockholders will have to process other Say on Pay related proposals included in proxy statements of other companies and may rely on proxy advisory firms, which evaluate the compensation programs of thousands of public companies, for vote recommendations. We believe holding a Say on Pay vote every three years, rather than annually, provides our stockholders and their proxy advisory firms with a greater ability to conduct detailed and thorough analyses and to make recommendations to our stockholders;

•
A three-year vote cycle gives the Board of Directors and the Compensation Committee sufficient time to thoughtfully respond to stockholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures;

•
Rules of the NYSE require the Company to seek stockholder approval for new employee equity compensation plans and material revisions thereto. This requirement provides our stockholders with the opportunity to provide additional feedback on important matters involving executive compensation even in years when Say on Pay votes do not occur; and

•
The Board will continue to engage with our stockholders on executive compensation during the period between stockholder votes. As discussed elsewhere in this Proxy Statement, the Company provides stockholders an opportunity to communicate directly with the Board of Directors, including on issues of executive compensation.

Although the advisory vote is non-binding, the Board of Directors will review the results of the vote and consider our stockholders’ concerns and take them into account when determining how often to include a Say on Pay proposal in our proxy materials. We currently intend to provide a Say on Pay proposal at least once every three years.

PROPOSAL 5
AMENDMENT TO THE 2003 INCENTIVE COMPENSATION PLAN
The 2003 Plan was adopted by our Board of Directors and approved by holders of the majority voting power of our voting stock and became effective in December 2003. The 2003 Plan was amended by holders of the majority voting power of our voting stock at the 2012 Annual Meeting of Stockholders. The 2003 Plan was amended to, among other things, increase the number of shares issuable under the 2003 Plan to 5,280,972 shares of our common stock, subject to proportional adjustment to reflect stock splits, stock dividends and other similar events. The 2003 Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, performance-based awards and cash bonuses.
Awards under the 2003 Plan may be granted to employees, directors, consultants and advisors to the Company or any of our subsidiaries. However, only employees (including officers and directors who are also employees) of the Company or any of our subsidiaries may receive incentive stock options under the 2003 Plan. The 2003 Plan is administered by our Compensation Committee.
On January 12, 2017, our Board approved, subject to stockholder approval, amendments to the 2003 Plan. Our Board now recommends that the stockholders approve the following amendments to the 2003 Plan:

•	increase the maximum number of shares of the Company’s common stock issuable under the 2003 Plan by 1,000,000 shares from 5,280,972 to 6,280,972; and

•	provide for additional performance criteria under the 2003 Plan.
Under this proposal, we are asking our stockholders to approve the 2003 Plan, as amended (the “Amended 2003 Plan”), which includes the above revisions at the Annual Meeting.
Reasons for Proposed Amendments to the 2003 Plan
Shares currently available under the 2003 Plan may be insufficient to meet our current needs based on our historical grant rate and our anticipated hiring and retention needs and in consideration of our future plan design. As of September 30, 2016, we had granted stock options to purchase 412,293 shares, of which 17,240 were outstanding; 2,971,705 shares of restricted stock awards, of which 57,841 were still subject to restrictions; and 1,933,988 restricted stock units, of which 958,065 were unvested. These stock options, restricted stock awards, restricted stock units and performance units were issued as a result of our normal hiring and retention needs as well as changes in our management. As of September 30, 2016, 1,033,146 shares of our common stock were subject to outstanding awards issued under the 2003 Plan, and 1,409,242 shares remain available for new awards (excluding the number of shares to be added to the plan if the Amended 2003 Plan is approved).
In September 2016, the Compensation Committee recommended, and the independent members of our Board of Directors approved, transitional RSU awards for the NEOs.  This award was considered transitional in nature as the grant values were half of the values granted to our NEOs in fiscal 2015 and served to bridge the time between the normal September grant period to a future date in fiscal 2017 when a newly designed long-term incentive program will be proposed. The Compensation Committee recommended that the September 2016 awards be subject to time-based vesting requirements to satisfy our retention objectives in an industry in turmoil. Future awards of performance-based cash and/or equity under the new long-term incentive program are expected to be granted during fiscal 2017, subject to approval of additional shares and amendment of the 2003 Plan by our stockholders. A significant portion of these future awards will be “at risk” performance-based compensation that encourages and rewards long-term performance using total shareholder return growth measures.  The increase in the number of authorized shares under the Amended 2003 Plan is needed to allow our Compensation Committee to administer the Amended 2003 Plan on a continuing basis by having a sufficient number of shares available to continue its long-term compensation strategy.

Stock-based incentive compensation encourages and rewards employee performance while aligning our employees’ interests with those of our stockholders. We continue to believe that alignment of the interests of our stockholders and our employees, officers and directors is best advanced through the issuance of equity incentives as a portion of their total compensation. In this way, we reinforce the link between our stockholders and our employees’, officers’ and directors’ focus on personal responsibility and stockholder returns. This link is further reinforced by our proposed amendment to clarify subjecting the Company’s purchase of options and stock appreciation rights, or SARs, for cash to stockholder approval. We also believe that delivering a portion of their total compensation in the form of long-term equity compensation helps to encourage a long-term view. We believe that stock-based compensation encourages and rewards employee performance by increasing the value of their compensation if our stock price performance improves. This results in employees being motivated to increase our share price, even when restricted shares are granted. Vesting requirements further encourage long-term retention, which is beneficial to our growth and success. We need additional shares under the 2003 Plan to ensure that we have the continued ability to use equity compensation to motivate existing high-performing employees, hire additional and qualified employees and align our employees’ interests with those of our stockholders.
Our ability to attract, motivate and retain qualified, high-performing employees could be compromised without an increase in shares available for issuance under the 2003 Plan. Many of our employees view equity incentives as a key aspect of their compensation. We currently grant shares of restricted stock to new employees, upon the promotion of certain existing employees, and on an annual supplemental basis to certain key existing employees. Based on our historical grant rate and in consideration of our future plan design, we may not currently have enough shares available for issuance under the 2003 Plan to enable us to make sufficient equity compensation grants in the future. As a result, we may lack the ability to attract and retain the best available personnel for positions of substantial responsibility and offer equity compensation that is commensurate with that of our peers and competitors. These equity incentives such as stock options and shares of restricted stock play an important role in our recruitment and retention strategies, as the competition for technical talent, experience and leadership in our industry is intense.
The performance criteria under the 2003 Plan was updated to provide for additional business criteria that may be used in establishing performance goals for performance-based awards. The Amended 2003 Plan includes updated performance criteria, including the price of UTI common stock and shareholder value. The updated performance criteria are designed to align our executives' interests directly with those of our shareholders, provide upside opportunity tied to performance and retain our executive team. We believe our Compensation Committee may want to use the additional performance criteria for purposes of evaluating the performance of our executive officers and establishing performance goals for performance-based awards.
Our Board of Directors recommends that stockholders approve the Amended 2003 Plan. Our Board of Directors believes that approval of the Amended 2003 Plan is essential to preserve our ability to grant equity awards, which are critical in attracting and retaining key people and creating incentives for those people to improve stockholder value and to contribute to our growth and financial success. Indeed, as discussed below in the Compensation Discussion and Analysis section of this Proxy Statement, equity awards granted under the 2003 Plan are a principal element of our executive officers’ compensation package.

The following is a brief summary of the 2003 Plan and the material changes made under the Amended 2003 Plan. This summary is qualified in its entirety by reference to the full text of the Amended 2003 Plan, which is included as Appendix A to this Proxy Statement.
General
Purpose: The purpose of the Amended 2003 Plan is to promote the success and enhance the value of the Company by linking the personal interests of its Board members, employees, officers, and executives of, and consultants and advisors to, the Company to those of Company stockholders. Additionally, the Amended 2003 Plan provides such individuals with an incentive for outstanding performance to generate superior returns to stockholders of the Company. The Amended 2003 Plan is also intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Board members, employees, officers, and executives of, and consultants and advisors to, the Company upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.
Shares Available under the Plan: If the Amended 2003 Plan is approved, the aggregate number of shares of common stock available for awards granted under the Amended 2003 Plan on or after March 1, 2017 will be 6,280,972 shares. No more than 1,000,000 shares, however, with respect to one or more awards, may be granted to any one participant during any fiscal year of the Company.
The limits on shares available under the plan and awards which may be granted to any individual during a calendar year, as described above, will be adjusted to reflect any stock dividends, split-ups, recapitalizations, mergers, consolidations, business combinations or exchanges of shares and the like. To the extent that an award terminates, expires, or lapses for any reason, any shares of common stock subject to the award will again be available to the Compensation Committee to grant awards under the Amended 2003 Plan.
Administration: Our Compensation Committee is currently the administrator of the plan. The Compensation Committee has the exclusive power, authority and discretion to: (i) designate participants to receive awards; (ii) determine the type of awards granted to each participant; (iii) determine the number of Awards granted and the number of shares of common stock to which an award will relate; (iv) except as otherwise provided in the Amended 2003 Plan, determine the terms and conditions of any award granted under the Amended 2003 Plan including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an award, and accelerations or waivers thereof, based in each case on such considerations as the Compensation Committee in its sole discretion determines; provided, however, that the Compensation Committee will not have the authority to accelerate the vesting or waive the forfeiture of any performance-based awards; (v) amend, modify, or terminate any outstanding award, with the participant’s consent unless the Compensation Committee has the authority to amend, modify, or terminate an award without the participant’s consent under any other provision of the Amended 2003 Plan; (vi) determine whether, to what extent, and under what circumstances an award may be settled in, or the exercise price of an award may be paid in, cash, common stock, other awards, or other property, or an award may be canceled, forfeited, or surrendered; (vii) prescribe the form of each award agreement, which need not be identical for each participant; (viii) decide all other matters that must be determined in connection with an award; (ix) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Amended 2003 Plan; (x) interpret the terms of, and any matter arising under, the plan or any Award Agreement; and (xi) make all other decisions and determinations that may be required under the Amended 2003 Plan or as the Compensation Committee deems necessary or advisable to administer the Amended 2003 Plan.
If there is any change in the number of shares of common stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of common stock with respect to which the Compensation Committee may grant awards and the maximum number of shares of common stock which may be granted to any one person in a single calendar year will be appropriately adjusted by the Compensation Committee. If there is any change in the number of shares of common stock outstanding by reason of any other event or transaction, the Compensation Committee may, but need not, make such adjustments in the number and class of shares of common stock with respect to which awards may be granted and the maximum number of shares of common stock which may be granted to any one person in a single calendar year, as the Compensation Committee may deem appropriate.
Subject to any required action by the stockholders of the Company, if there is any increase or decrease in the number of issued shares of stock resulting from a subdivision or consolidation of shares of common stock or the payment of a stock dividend (but only on the shares of common stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Compensation Committee will proportionally adjust the number of shares of common stock subject to each outstanding award and the exercise price per share of common stock of each such award.
Subject to any required action by the stockholders of the Company, if the Company is the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of common stock receive securities of another corporation), each award outstanding on the date of such merger or consolidation will pertain to and apply to the securities which a holder of the number of shares of common stock subject to such award would have received in such merger or consolidation.
If any other change in the capitalization of the Company or corporate change other than those specifically referred to above, the Compensation Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to awards outstanding on the date on which such change occurs and in the per share exercise price of each award as the Compensation Committee may consider appropriate to prevent dilution or enlargement of rights. Except as expressly provided, no participant will have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number of shares of common stock subject to an award or the exercise price of any award.
Other than in connection with a change in the Company’s capital structure (as mentioned above), neither the Compensation Committee nor the Board shall have the authority to reprice any outstanding option or stock appreciation right without the prior approval of the Company’s stockholders. In addition, no outstanding SAR granted under the plan may be purchased by the Company for cash. “Repricing” means any of the following or any other action that has the same effect: (i) lowering the exercise price of an option or the grant price of a stock appreciation right after it is granted; (ii) any other action that is treated as a repricing under generally accepted accounting principles; (iii) canceling an option at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for another option, a restricted stock award or other equity, unless the cancellation and exchange occurs in connection with a change in the Company’s capital structure.
Participation: Persons eligible to participate in the Amended 2003 Plan include all Board members, employees, officers, and executives of, and consultants and advisors to, the Company or a Subsidiary, as determined by the Compensation Committee. As of September 30, 2016, all 10 directors and approximately 1,880 employees, officers and consultants are eligible to participate in the Amended 2003 Plan.
Type of Awards
The Amended 2003 Plan allows for the grant of stock options, nonqualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, performance-based awards and cash bonuses. The Compensation Committee may grant these awards separately or in tandem with other awards. The Compensation Committee will also determine the prices, expiration dates and other material conditions governing the exercise of the awards.

Stock Options: The Amended 2003 Plan allows the Compensation Committee to grant either awards of incentive stock options, as that term is defined in section 422 of the Internal Revenue Code, or nonqualified stock options; provided, however, that only our employees may receive incentive stock option awards. Options must have an exercise price at least equal to fair market value on the date of grant. The Amended 2003 Plan states that, unless otherwise determined by the Compensation Committee, the fair market value of stock as of any date is the closing price for the common stock as reported on the New York Stock Exchange (or any national securities exchange on which the common stock is listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported. No incentive stock option may be exercisable more than ten years after the date of its grant. The Compensation Committee will determine the methods by which the exercise price of an option may be paid, the form of payment, including, without limitation, cash, promissory note, shares of common stock (through actual tender or by attestation), or other property (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of common stock will be delivered or deemed to be delivered to participants.
Stock Appreciation Rights: The Amended 2003 Plan allows the administrator to grant awards of stock appreciation rights which entitle the holder to receive the excess, if any, of the fair market value of a share of common stock on the date of exercise, over the grant price of the stock appreciation right as determined by the Compensation Committee, which will not be less than the fair market value of a share of stock on the date of grant.
Performance Awards: The Amended 2003 Plan allows the Compensation Committee to grant performance shares and performance units to participants on such terms as determined by the Compensation Committee. Performance shares are rights granted to a participant, denominated in shares of common stock, to receive cash, common stock, or other awards, the payment of which is contingent on achieving certain performance goals established by the Compensation Committee. Performance units are similar rights, but are denominated in cash. A grant of performance shares gives the participant rights, valued as determined by the Compensation Committee, and payable to, or exercisable by, the participant to whom the performance shares are granted, in whole or in part, as the Compensation Committee establishes at the grant or thereafter. The Compensation Committee sets performance goals and other terms or conditions to payment of the performance shares and performance units, in its discretion, which, depending on the extent to which they are met, will determine the number and value of performance shares and the performance units that will be paid to the participant. Performance shares and performance units may be payable in cash, common stock, or other property, and have such other terms and conditions as determined by the Compensation Committee and as set forth in the award agreement.
Stock Awards: The Compensation Committee is authorized to make awards of restricted stock to participants in such amounts and subject to terms and conditions as determined by the Compensation Committee. The restricted stock is subject to such restrictions on transferability and other restrictions as the Compensation Committee may impose (including limitations on the right to vote and receive dividends). These restrictions may lapse separately or in combination at such times under such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the award or thereafter. Except as otherwise determined by the Compensation Committee at the time of the grant of the award or thereafter, upon termination of employment or service during the applicable restriction period, restricted stock that is at that time subject to restrictions will be forfeited, provided, however, that the Compensation Committee may provide in any restricted stock award agreement that restrictions or forfeiture conditions relating to restricted stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Compensation Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to restricted stock.
Stock Unit Awards: The Amended 2003 Plan authorizes the Committee to make awards of stock units to participants in such amounts and subject to such terms and conditions as determined by the Compensation Committee. A stock unit is a right granted to a participant to receive cash, common stock or other awards. Stock units are subject to such restrictions on transferability and other restrictions as the Compensation Committee may impose. These restrictions may lapse separately or in combination, at such times, under such circumstances, in such installments, or otherwise, as the Compensation Committee determines at the time of the grant of the award or thereafter. Except as otherwise determined by the Compensation Committee at the time of the grant of the award or thereafter, upon termination of employment or service during the applicable restriction period, a stock unit that is at that time is unvested or otherwise subject to restrictions will be forfeited, provided, however, that the Compensation Committee may provide in any award agreement that restrictions or forfeiture conditions relating to stock units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Compensation Committee may in any case waive, in whole or in part, restrictions or forfeiture conditions relating to stock units. The Compensation Committee may determine, in its discretion, the timing of the delivery of any payment for stock units and the form such payment shall take. Delivery may be promptly after vesting or the restrictions with respect to the stock units have lapsed or at such later time, as determined by the Compensation Committee. Payment may be made in cash, common stock, other awards, other property or any combination of the foregoing, as determined by the Compensation Committee, either at the time of grant and memorialized in the award agreement or at any time prior to delivery.
Transferability of Awards
Except as otherwise provided by the Compensation Committee, no award will be assignable or transferable by a participant other than by will or the laws of descent and distribution. No participant may transfer any option or SAR to third parties for consideration unless approved by shareholders. In addition, no right or interest of a participant in any award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or will be subject to any lien, obligation, or liability of such participant to any other party other than the Company or a Subsidiary.
Withholding
The Company or any Subsidiary has the authority and the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the 2003 Plan. With the Compensation Committee’s consent, a participant may elect to have the Company withhold from the shares of stock that would otherwise be received upon the exercise of any option, a number of shares having a fair market value equal to the minimum statutory amount necessary to satisfy the Company’s applicable federal, state, local and foreign income and employment tax withholding obligations.
The Amended 2003 Plan further clarifies that any shares of stock withheld by the Company under the Amended 2003 Plan shall not be deemed to have been issued by the Company for any purpose under the Amended 2003 Plan and shall remain available for issuance.
Performance Conditions
One or more of the following business criteria for the Company, on a consolidated basis, and/or for subsidiaries, divisions or for business or geographical units of the Company and/or a Subsidiary shall be used by the Compensation Committee in establishing performance goals for performance-based awards: (1) earnings per share; (2) revenues or gross margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company (as a group, for purposes of this definition, these are referred to as “Profit Measures”); (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; (13) debt reduction; (14) capacity utilization; (15) contract and/or applicant growth; (16) average number of students; (17) number of students enrolled; (18) Profit Measures per training hour; (19) Profit Measures per student

(20) Retention/persistence of students; (21) Graduation rates; (22) Course/program length; (23) Reduction on cycle time for funding; (24) Profit Measures per square foot of facility; (25) Number of students per instructor; (26) Revenue for on-line training; (27) Revenue for international training; (28) Revenue for new business; (29) Number of seats available and utilized; (30) Number of training hours provided; (31) Reduction in total salaries per student; (32) Reduction in semi-variable costs; (33) Placement rates; (34) Full time equivalents employed per student; (35) Full time equivalents per training hour provided; (36) Employee retention; (37) Student show rates. Any of the above goals may be determined on an absolute or relative basis or, if applicable, as compared to the performance of a published or special index deemed relevant by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. If the Amended 2003 Plan is approved, the following business criteria may also be used by the Compensation Committee in establishing performance goals for performance-based awards: the price of UTI common stock and shareholder value.
Provisions for Foreign Participants
To assure the viability of awards granted to participants employed in foreign countries, the Compensation Committee is authorized to provide for any special terms it considers necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Compensation Committee may approve any supplements to, or amendments, restatements, or alternative versions of the Amended 2003 Plan as it considers necessary or appropriate for such purposes without affecting the terms of the Amended 2003 Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions may increase the number of shares of stock reserved and available for grant under the Amended 2003 Plan.
Amendment and Termination
With the approval of the Board, at any time and from time to time, the Compensation Committee may terminate, amend or modify the Amended 2003 Plan; provided, however, that to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company will obtain stockholder approval of any Compensation Plan amendment in such a manner and to such a degree as required.
Federal Income Tax Consequences
The following is a general summary of the current federal income tax treatment of stock options, which would be authorized for grants under the plan as proposed, based upon the current provisions of the Internal Revenue Code and regulations promulgated thereunder.
Incentive Stock Options: Incentive stock options under the plan are intended to meet the requirements of section 422 of the Internal Revenue Code. No tax consequences result from the grant of the option. If an option holder acquires stock upon exercise, the option holder will not recognize income for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder) and we will not be allowed a deduction as a result of such exercise, provided that the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is our employee or an employee of one of our subsidiaries; and (b) the option holder makes no disposition of the stock within two years from the date of the option grant nor within one year after the transfer of the stock to the option holder. The three-month period extends to one year in the event of disability and is waived in the event of death of the employee. If the option holder sells the stock after complying with these conditions, any gain realized over the price paid for the stock ordinarily will be treated as capital gain, and any loss will be treated as capital loss, in the year of the sale.
If the option holder fails to comply with the employment requirement discussed above, the tax consequences will be substantially the same as for a nonqualified option, discussed below. If the option holder fails to comply with the holding period requirements discussed above, the option holder will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date of the exercise of the option over the exercise price or (ii) the excess of the amount realized upon such disposition over the adjusted tax basis of the stock. Any additional gain ordinarily will be recognized by the option holder as capital gain, either long-term or short-term, depending on the holding period of the shares. If the option holder is treated as having received ordinary income because of his or her failure to comply with either condition above, we will be allowed an equivalent deduction in the same year.
Nonqualified Stock Options: No tax consequences result from the grant of the option. An option holder who exercises a nonqualified stock option with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and we will be entitled to a deduction from income in the same amount in the fiscal year in which the exercise occurred. The option holder’s basis in these shares will be the fair market value on the date income is realized, and when the holder disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.
Disallowance of Deductions: The Internal Revenue Code disallows deductions for publicly held corporations with respect to compensation in excess of $1,000,000 paid to the corporation’s chief executive officer and its four other most highly compensated officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid. Under this exception, the deduction limitation does not apply with respect to compensation otherwise deductible on account of stock options and stock appreciation rights granted at fair market value under a plan which limits the number of shares that may be issued to any individual and which is approved by the corporation’s stockholders. If our stockholders approve the plan as proposed, this exception may apply to awards granted under the plan to our NEOs depending upon the terms of the awards.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED 2003 INCENTIVE COMPENSATION PLAN.

EQUITY COMPENSATION PLAN INFORMATION
We maintain the Management 2002 Stock Option Program (the “2002 Plan”) and the 2003 Plan pursuant to which we may grant equity awards to eligible persons.
Management 2002 Stock Option Program. The 2002 Plan was adopted by our Board of Directors and became effective in April 2002. A maximum of 783,000 shares of common stock may be issued under the 2002 Plan, which is administered by our Compensation Committee.
The 2002 Plan provides for the grant of incentive and non-qualified stock options to our employees and employees of related companies, including officers and management directors, and non-statutory options to other persons providing material services to us or related companies. A non-management director is not eligible to receive an award.
As of September 30, 2016, we had issued 690,152 shares of common stock upon the exercise of options granted under the 2002 Plan. We will not make any further grants under the 2002 Plan.
2003 Incentive Compensation Plan. The 2003 Plan was adopted by our Board of Directors and approved by holders of the majority voting power of our voting stock and became effective in December 2003. The 2003 Plan was amended by holders of the majority voting power of our voting stock at the 2012 Annual Meeting of Stockholders. The 2003 Plan was amended to, among other things, increase the number of shares issuable under the 2003 Plan to 5,280,972 shares of our common stock, subject to proportional adjustment to reflect stock splits, stock dividends and other similar events. The 2003 Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, performance-based awards and cash bonuses. See “Proposal 5 - Amendment to the 2003 Incentive Compensation Plan” for more information regarding the 2003 Plan and our proposal to amend the 2003 Plan.
Awards under the 2003 Plan may be granted to employees, directors, consultants and advisors to the Company or any of our subsidiaries. However, only employees (including officers and directors who are also employees) of the Company or any of our subsidiaries may receive incentive stock options under the 2003 Plan. The 2003 Plan is administered by our Compensation Committee.
As of September 30, 2016, we had issued 412,293 shares of common stock upon the exercise of options granted under the 2003 Plan, at a weighted average exercise price of $19.15 per share. In addition, 17,240 shares of common stock are issuable pursuant to currently exercisable options granted under the 2003 Plan, at a weighted average exercise price of $23.21 per share.
As of September 30, 2016, we had granted 2,971,705 shares of restricted stock awards under the 2003 Plan, of which 1,233,405 shares have been forfeited and 57,841 shares are still subject to restrictions. During the year ended September 30, 2016, restrictions lapsed with respect to 135,446 shares, of which 47,625 shares were withheld to settle individual participant tax obligations.
As of September 30, 2016, we had awarded 1,933,988 restricted stock units under the 2003 Plan, of which 567,177 shares have been forfeited and 958,065 shares remain unvested. During the year ended September 30, 2016, 325,014 restricted stock units vested, of which 126,601 shares were withheld to settle individual participant tax obligations.

The following table summarizes our equity compensation plan information as of September 30, 2016. Information is included for both equity compensation plans approved by the stockholders and equity plans not approved by the stockholders.

Plan Category	Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)
Equity compensation plans approved by UTI stockholders	17,240	$23.21	1,409,242
Equity compensation plans not approved by UTI stockholders	—	—	—
Totals	17,240	$23.21	1,409,242

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis, we describe the material components of our executive compensation program for our principal executive officer, principal financial officer, former principal financial officer and the four other most highly compensated individuals who were serving as executive officers of the Company as of the end of fiscal 2016.

•	Kimberly J. McWaters, our Chairman of the Board and Chief Executive Officer (our “Chairman/CEO”);

•	Bryce H. Peterson, our Executive Vice President and Chief Financial Officer;

•	Eugene S. Putnam, Jr., our former President and Chief Financial Officer;

•	Sherrell E. Smith, our Executive Vice President of Admissions and Operations;

•	Chad A. Freed, our General Counsel and Executive Vice President of Corporate Development;

•	Charles J. Barresi, our former Senior Vice President of Customer Solutions; and

•	Jeffry B. May, our Senior Vice President of Marketing.

These individuals are referred to herein as the “Named Executive Officers” or “NEOs.”

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors arrived at the specific compensation decisions for our executive officers for fiscal 2016.

The compensation of the NEOs for fiscal 2016 is set forth in “Executive Compensation - Fiscal 2016 Summary Compensation Table” and other tables contained in this Proxy Statement.

Executive Summary
Fiscal 2016 Business Highlights

Lower student population levels as we began fiscal 2016, combined with lower new student starts throughout the year, resulted in a 9.1% decline in our average undergraduate full-time student enrollment to approximately 12,000 students for the year ended September 30, 2016. The decline in our average undergraduate full-time student enrollment resulted in a decline in revenues and net loss for fiscal 2016. Our revenues for fiscal 2016 were $347.1 million, a decrease of $15.6 million, or 4.3%, from fiscal 2015. Our net loss for fiscal 2016 was $47.7 million, a decrease of $37.8 million from the prior year. Our results of operations for fiscal 2016 were impacted by an income tax valuation allowance, which impacted tax expense by $34.2 million. In September 2016, we implemented a Financial Improvement Plan, the first step of which was a reduction in workforce impacting approximately 70 employees, primarily at our corporate office. In November 2016, we completed an additional reduction in workforce impacting approximately 75 employees, primarily at our campus locations. We expect the Financial Improvement Plan to deliver $25 to $30 million in annualized cost savings resulting from the reduction in our workforce, changes to our marketing strategy and admissions structure and a number of process improvement initiatives.

Despite these financial challenges and continued uncertainties surrounding our industry, our business continues to be fundamentally strong:

•
Our graduate employment rate remained consistent with the prior year, with 88% of our fiscal 2015 graduates finding employment within one year of their graduation date. We continue to invest in our graduate employment teams and processes to more effectively assist our graduates in finding employment.[1]

•	Our Long Beach, California campus, which opened in August 2015, became accretive to earnings during fiscal 2016.

•
In February 2016, we acquired substantially all of the assets of BrokenMyth Studios, LLC, a New York-based full production studio that offers a variety of services, including application and website development, interactive media development and digital technical training for diesel, medical and industrial equipment companies. This acquisition will allow us to develop and deliver digital training and continuing education solutions for a variety of domestic and international companies.

•
In June 2016, we entered into a Purchase Agreement with Coliseum Holdings I, LLC to sell 700,000 shares of Series A Preferred Stock for a total purchase price of $70.0 million. The proceeds from the offering are intended to be used to fund strategic long-term growth initiatives, including the expansion to new markets of campuses on a scale similar to our Long Beach, California and Dallas/Ft. Worth, Texas campuses and the creation of new programs in existing markets with under-utilized campus facilities. Additionally, we may use the proceeds to fund strategic acquisitions that complement our core business.

We continue to function without the use of any credit facility or ordinary course debt financing. We do have financing obligations related to certain of our real estate located in Lisle, Illinois and Long Beach, California, which are reflected on our Consolidated Balance Sheet included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

In response to the ongoing economic uncertainties, we continue to manage discretionary operating costs, develop our strong industry relationships and provide alternative solutions to help students achieve their educational goals.

Key Management Changes in Fiscal 2016

In connection with a corporate restructuring announced September 26, 2016, Eugene S. Putnam, Jr., our former President and Chief Financial Officer, and Charles J. Barresi, our former Senior Vice President of Customer Solutions, left the Company effective November 30, 2016 and October 28, 2016, respectively. In connection with their departures, Mr. Putnam is eligible to receive severance pursuant to his Employment Agreement, and Mr. Barresi is eligible to receive severance pursuant to our Severance Plan.

1
The employment calculation is based on all graduates, including those that completed manufacturer specific advanced training programs, from October 1, 2014 to September 30, 2015, excluding graduates not available for employment because of continuing education, military service, health, incarceration, death or international student status. Graduates are counted as employed based on a verified understanding of the graduate’s job duties to assess and confirm that the graduate’s primary job responsibilities are in his or her field of study. For 2015, we had approximately 9,700 total graduates, of which approximately 9,100 were available for employment. Of those graduates available for employment, approximately 8,000 were employed within one year of their graduation date, for a total of 88%.

Effective September 26, 2016, Kimberly J. McWaters, our Chairman and Chief Executive Officer, assumed the role of President in addition to her existing roles of Chairman and Chief Executive Officer.

Effective September, 26, 2016, Bryce H. Peterson began serving as Executive Vice President and Chief Financial Officer. Mr. Peterson had served as our Senior Vice President, Information Technology since June 2012.

What We Pay and Why

The primary elements of the NEO “target total direct compensation” during fiscal 2016 consist of base salary, annual incentive awards and long-term incentive compensation:
During fiscal 2016, the Compensation Committee made a transitional grant to the NEOs, which value was half the value granted in 2015. The purpose of the transitional grant was to bridge the period from the traditional grant timing in September until a redesigned long-term incentive plan could be implemented. Please see “Compensation Elements - Long-Term Incentive Compensation” below for more detail on the proposed plan.

Chairman/CEO Compensation

We believe that the success of our business and resulting value creation for our stockholders is largely dependent on a stable management team led by an individual with the vision to identify our long-term challenges and craft effective responses to enable us to navigate the ongoing challenges of the economic and regulatory environments. Accordingly, the compensation package of our Chairman/CEO has been designed to support this belief while, at the same time, fulfilling our overall compensation objectives, including rewarding sustainable growth as reflected by favorable student outcomes and our financial performance, effective cost management and consistent operational excellence. To achieve these objectives, the fiscal 2016 compensation actions and decisions for our Chairman/CEO emphasized the following:

•
Supported our belief that compensation should track corporate performance by paying an annual cash incentive award at approximately 52.5% of its target level; consistent with our financial results and student metrics in fiscal 2016 as measured by our consolidated earnings before interest and taxes (“EBIT”) - the key measure by which we gauge our ability to generate sustainable stockholder value, graduate placement and completion rate of our students; and

•
Reinforced the alignment of her interests with those of our stockholders by linking her long-term incentive compensation opportunity to stockholder value through the grant of restricted stock unit (“RSU”) awards. Because the past several years have been a time of extreme difficulty for the proprietary education industry, the Compensation Committee has granted time-based RSUs to the Chairman/CEO to provide a significant portion of her compensation through a vehicle that is dependent on UTI’s stock price but that also provides for reasonable compensation levels during a time when the Company’s financial results were largely driven by external factors beyond management’s control. The 2016 RSU award was also made in the form of restricted stock units, but was transitional in nature and was half the value of the grant issued to the Chairman/CEO in 2015. We are currently redesigning the long-term incentive plan to include a performance-based vehicle, the value of which will be based on the achievement of specified total shareholder return goals.

Impact of Company Performance on Compensation - Realizable Pay

As the Company experienced lower average student enrollments resulting in a decline in revenues, the Chairman/CEO’s actual compensation levels have also declined. The following chart provides a comparison of the Chairman/CEO’s “reported” (as shown in the “Summary Compensation Table”) and “realizable” pay for fiscal years 2015, 2016 and 2017. While “reported” pay is useful, it is only one of many key perspectives in terms of pay alignment with performance.

Realizable compensation includes the key elements of compensation found in the Fiscal 2016 Summary Compensation Table below, however, the valuation of the elements may or may not be different than those found in the Fiscal 2016 Summary Compensation Table. Specifically:

•	Base pay for the three-year period: This value is equivalent to the aggregate value in the Fiscal 2016 Summary Compensation Table.

•	Annual cash incentive awards for the three-year period: This amount is equivalent to the aggregate value in the Fiscal 2016 Summary Compensation Table.

•
Long-term equity compensation granted in the three-year period: The value calculated for realizable pay includes the value of such awards at vesting, or if unvested, the value of the awards at the end of the three-year period.

The chart below shows that realizable pay for our Chairman/CEO is lower than the amounts reported in the Fiscal 2016 Summary Compensation Table, primarily because of the decline in actual stock price over the three-year period. This contrasts with the values reported annually in the Fiscal 2016 Summary Compensation Table that are based on the grant date fair values and do not reflect the impact of future stock price performance. This significant level of pay-at-risk creates alignment between our Chairman/CEO and our stockholders.
*The amounts reported in the Bonus category include recognition and retention bonuses.

2016 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2016:

What We Do		How We Do It
We Have an Independent Compensation Committee	ð
The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with our stockholders regarding their executive compensation ideas and concerns.

We Conduct an Annual Executive Compensation Review	ð
The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our company.

We Utilize an Independent Compensation Consulting Firm	ð	The Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, to assist it in fulfilling its responsibilities and duties.

What We Do		How We Do It
We Pay for Performance and Place a Significant Portion of Compensation At-Risk	ð
A significant portion of each NEO’s annual pay is subject to achievement of objective performance metrics. Our executive compensation program is designed so that a significant portion of compensation is “at-risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders.

We Target Pay Competitively	ð	Using an appropriately selected peer group of companies, we target the total direct compensation opportunities of our executive officers within a competitive range.
We Use Multi-Year Vesting and We Maintain Executive Stock Ownership Guidelines	ð
To further align the interests of our executive officers with the interests of our stockholders, our Board of Directors has implemented stock ownership guidelines for our executive officers. Each executive officer is expected to hold shares of our common stock with an aggregate value greater than or equal to a multiple of his or her base salary as set forth below:

•
Chairman/CEO - four times base salary;
•
President and/or Chief Financial Officer - three times base salary; and
•
Executive and Senior Vice Presidents - two times base salary.

Under these guidelines, shares of our common stock held directly or indirectly, as well as shares of our common stock subject to outstanding restricted stock awards and restricted stock unit awards, count towards satisfaction of the stock ownership requirements. Compliance with these guidelines is measured annually in September; if the guidelines have not been met, share disposition restrictions are imposed.

Currently, the Named Executive Officers have share disposition restrictions in place because of a recent and substantial drop in our stock price.

We Have a Cap on Annual Incentive Award Compensation	ð	The aggregate maximum annual incentive award that can be earned by each of our NEOs is capped at 150% of his or her target award opportunity.

What We Don't Do		How We Avoid It
We Don’t Permit Hedging	ð
Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or engage in hedging transactions (including “cashless collars”).

We Don’t Provide Tax Gross Ups	ð	We do not provide for tax gross-up payments for a change in control in any employment or change in control agreements.
We Don’t Offer "Single Trigger" Change in Control Severance Payments and Benefits	ð
In the event of a change in control of the Company, our executive officers are only eligible to receive severance payments and benefits if they experience an involuntary termination of employment within the one-year period following the change in control.

Compensation Philosophy and Objectives
Our executive compensation program is driven by our business environment, objectives and outcomes. Consequently, we evaluate the performance of our executive officers, including the NEOs, based on their management of the Company in the context of current business and economic conditions and our performance relative to our peers. Because the NEOs have broad policy-making authority, the Compensation Committee holds them responsible for our financial performance and for upholding our values in a competitive marketplace.
In this highly competitive market for top executive talent, we believe it is critical we provide our executive officers with incentives that are aligned with the interests of our stockholders, internally and externally equitable, promote a culture of innovation and results-oriented service for our students and customers and discourage undue risk-taking. We also believe an effective executive compensation program rewards the achievement of short-term, long-term and strategic objectives that are closely aligned with the soundness of the Company and the interests of our stockholders and encourages appropriate decision-making regarding the long-term value of the Company.

Therefore, we believe that a meaningful portion of each executive officer’s target total direct compensation opportunity should be “at risk” and payable only if his or her performance benefits the interests of our stockholders.

Say on Pay Votes

We hold stockholder advisory Say on Pay votes on the compensation of our named executive officers every three years, the most recent of which occurred at our annual meeting in 2014.  The 2014 Say on Pay proposal received substantial support, achieving 93% approval (including abstentions and excluding broker non-votes).  The Compensation Committee considers the results of our Say on Pay votes, together with the other factors discussed in this Compensation Discussion & Analysis, as it considers appropriate when it reviews and modifies the pay program and compensation packages provided to our NEOs.

Oversight of the Executive Compensation Program

Role of Compensation Committee

The Compensation Committee is responsible for overseeing the design and operation of our executive compensation program. In fulfilling this responsibility, the Compensation Committee formulates recommendations for the target total direct compensation, and each individual element of compensation, for our executive officers, including the NEOs, for consideration by and approval of our Board of Directors.
In developing these recommendations, the Compensation Committee evaluates the financial and operational performance of the Company and conducts a performance review of our Chairman/CEO, taking into consideration our short-term and long-term goals and objectives. The Compensation Committee also considers the annual performance review of our other executive officers, as conducted by our Chairman/CEO, as a significant factor in developing the compensation recommendations for these individuals.

With the assistance of a compensation consultant, the Compensation Committee also conducts an annual assessment of the competitiveness of our executive compensation program, including a review of the compensation mix to ensure appropriate pay leverage is maintained in the overall compensation package and in equity-based incentives that emphasize the creation of long-term stockholder value.

In the summer of 2015, the Compensation Committee conducted its review of compensation for fiscal 2016, examining the base salary, annual cash incentive award opportunity and long-term incentive compensation opportunity of each executive officer, including each NEO. In September 2016, the Compensation Committee also reviewed the value of outstanding long-term incentive compensation awards previously granted to our executive officers as part of its review and approval of annual equity awards.

Role of Executive Officers

Our Chairman/CEO makes recommendations to the Compensation Committee as to the base salaries, target annual cash incentive award opportunities and long-term incentive compensation opportunities of our executive officers, including the NEOs (other than herself). These recommendations are based on an analysis of relevant market data (derived from a review of peer company and survey data), as well as her evaluation of each executive officer’s performance.

Role of Compensation Consultants

The Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, to assist it in fulfilling its responsibilities and duties. Specifically, Compensia’s engagement encompasses advisory services, including a periodic review of our executive compensation philosophy; executive compensation levels and “pay-for-performance” linkage; executive cash and broad-based equity incentive program design; executive officer employment and other agreements; and other ad hoc support. In fiscal 2016, Compensia:

•	reviewed the compensation peer group that the Compensation Committee used to assess the competitive market for its executive positions; and

•
provided advice and analysis with respect to the competitive value of all elements of compensation, including base salary, annual cash incentive award opportunities and long-term incentive compensation opportunities for our executive officers.

Compensia works at the direction of, and reports directly to, the Compensation Committee. A representative of Compensia attends all Compensation Committee meetings. Compensia does not perform any other services for the Company unless directed to do so by the Compensation Committee. Other than the work described above, there are no other material relationships between Compensia and the Company or its executive officers or members of our Board of Directors.

The Compensation Committee has analyzed whether or not the work of Compensia as a compensation consultant has raised any conflicts of interest, taking into consideration the factors as set forth in the listing standards of the New York Stock Exchange. Based upon its analysis, the Compensation Committee has determined that the work of Compensia and any individual compensation consultant employed by Compensia and involved in providing us services on behalf of the Compensation Committee has not created any conflicts of interest.

Competitive Positioning

To evaluate the competitiveness of our executive compensation program, the Compensation Committee compares each compensation element, as well as the total direct compensation of our executive officers, including the NEOs, against the compensation practices of a group of peer companies. In selecting the peer group companies, the Compensation Committee considers the following criteria: (i) focus on the education services industry, education-related industry, or a counter-cyclical industry, headquartered in the United States and traded on a major U.S. stock exchange; and (ii) revenue, market capitalization, assets and headcount within a reasonable range of the Company. In fiscal 2016, the Compensation Committee added Franklin Covey Co., Rosetta Stone, Inc. and U.S. Auto Parts Network, Inc. to the compensation peer group. The Compensation Committee also decided to remove K12 Inc. from the peer group because the company no longer met our peer selection criteria.

The fiscal 2016 compensation peer group consisted of the following companies:

American Public Education, Inc.	Grand Canyon Education, Inc.
Bridgepoint Education Inc.	ITT Educational Services, Inc.
Cambium Learning Group, Inc.	Lincoln Educational Services Corporation
Capella Education Corporation	National American University Holdings, Inc.
Career Education Corporation	Rosetta Stone, Inc.
Franklin Covey Co.	Strayer Education, Inc.
GP Strategies Corporation	U.S. Auto Parts Network, Inc.

In addition to compensation peer group data, we also compile and analyze job-specific compensation survey data prepared from general industry organizations for companies with similar revenue levels. For fiscal 2016, the compensation surveys used were Mercer’s Benchmark Database and the PayFactors Survey Database. The data drawn from these surveys was combined with the data derived from the companies in the compensation peer group to create a set of composite comparison data (the “Competitive Market Data”). In the case of executive officers where compensation data was publicly available from SEC filings, the data derived from the companies in the compensation peer group was weighted more heavily than the compensation survey data in developing the Competitive Market Data for their positions.

The Compensation Committee and the independent members of our Board of Directors use the Competitive Market Data as a guide when making decisions about target total direct compensation, as well as individual elements of compensation, for our executive officers, including the NEOs. Generally, using the data from the 50th and 75th percentiles of target total direct compensation as reference points, the Compensation Committee formulated recommendations for the amount of each individual element of compensation for each executive officer. Generally, the Compensation Committee gives greater weight to compensation data above the midpoint of the competitive market because we believe that the Company’s continued status as the industry’s choice for technical training requires a level of leadership talent that commands a premium in the current environment. Additionally, the attraction and retention of talent in the for-profit education sector has been negatively impacted in recent years by regulatory and economic pressures creating a need to pay above the median for top talent. Since the Competitive Market Data is a starting point for the Compensation Committee’s deliberations, which are influenced by several additional factors as described below, the target total direct compensation opportunities for our executive officers, as well as the amounts of each individual compensation element, may vary from the 50th and 75th percentiles of such data.

We compare the positioning of our employee benefits annually using national healthcare surveys.  Retirement benefits are evaluated annually against general industry standards, using data from our plan administrators (Vanguard and Newport Group). Typically, we target the median of this data to maintain competitive levels with respect to each of our employee benefits programs.

Compensation Mix

Our executive compensation program is designed around the concept of total direct compensation - that is, the combination of base salary, annual incentive awards and long-term incentive compensation. In setting the appropriate level of target total direct compensation, the Compensation Committee and the independent members of our Board of Directors seek to establish each compensation element at a level that is competitive and that will attract and motivate top talent, while keeping the overall pay levels aligned with stockholder interests and job responsibilities.
The Compensation Committee believes that the mix of annual incentive awards and long-term incentive compensation was well-balanced and consistent with our executive compensation objectives as impacted by the current business environment. In addition, the Compensation Committee has determined that the relationship between performance and incentive plan payouts are within the range of competitive practices as measured each year against the performance of our compensation peer group and the corresponding compensation paid by the companies in the compensation peer group to their executive officers.
Compensation Elements
Base Salary
Each year, the Compensation Committee reviews the base salaries of our executive officers, including the NEOs, using the deliberative process described above. In making base salary adjustment recommendations, the Compensation Committee considers our current business environment, the Competitive Market Data and each executive officer’s past performance, anticipated future contributions, role, responsibilities, skills and experience. Effective December 2015, the Compensation Committee recommended, and the independent members of our Board of Directors approved, 2% base salary cost-of-living increases for all NEOs.

The base salaries of the NEOs during fiscal 2015 and 2016 and the salaries approved for fiscal 2017 are as follows:

Named Executive Officer	Fiscal 2015 Base Salary	Fiscal 2016 Base Salary	Fiscal 2017 Base Salary
Kimberly J. McWaters	$723,180	$737,644	$737,644
Bryce H. Peterson	$263,353	$268,620*	$335,000
Eugene S. Putnam, Jr.	$468,180	$477,544	N/A
Sherrell E. Smith	$400,000	$408,000	$408,000
Chad A. Freed	$375,000	$382,500	$382,500
Charles J. Barresi	$260,000	$265,200	N/A
Jeffry B. May	$263,160	$263,160**	$304,000
* In September 2016, Mr. Peterson’s salary was further increased to $335,000 in connection with his promotion to Executive Vice President and Chief Financial Officer.
** In December 2015, Mr. May received a market-based salary adjustment from $263,160 to $304,000.

The fiscal 2016 base salaries of the Named Executive Officers are included in the “Fiscal 2016 Summary Compensation Table” below.

Annual Cash Incentive Awards

During fiscal 2016, our executive officers, including the NEOs, were eligible to earn annual cash incentive awards based on the achievement of specific performance goals for the fiscal year under the 2003 Plan (in the case of Ms. McWaters) and our Management Incentive Plan (in the case of Messrs. Peterson, Putnam, Smith, Freed, Barresi and May). Ms. McWaters participates in the 2003 Plan in order to meet 162(m) requirements; however, the awards are equivalent in design to the Management Incentive Plan.

Target Annual Cash Incentive Award Opportunities

The Compensation Committee considered (i) the desired target total cash compensation opportunity and target total direct compensation opportunity that it believed were reasonable and appropriate for each executive officer, (ii) each executive officer's prior annual cash incentive awards, (iii) our current business environment, (iv) the Competitive Market Data and (v) each executive officer's past performance, anticipated future contributions, role, responsibilities, skills and experience when establishing their target annual cash incentive award opportunities.

The Compensation Committee recommended, and the independent members of our Board of Directors approved, the following target annual cash incentive award opportunities for the NEOs for fiscal 2016:

Named Executive Officer	Target Annual Cash Incentive Award Opportunity
Kimberly J. McWaters	90%
Bryce H. Peterson	60%*
Eugene S. Putnam, Jr.	78%
Sherrell E. Smith	65%
Chad A. Freed	65%
Charles J. Barresi	60%
Jeffry B. May	60%

* Mr. Peterson’s target was increased to 65% retroactive to July 1, 2016 in connection with his promotion to Executive Vice President and Chief Financial Officer in September 2016.

Corporate Performance Measure
The annual cash incentive awards of the NEOs were to be based on our financial performance as measured by the Company’s EBIT as well as the success of selected student metrics involving graduate placement and completion rates during fiscal 2016. The Compensation Committee recommended, and the independent members of our Board of Directors selected, these performance measures for the annual cash incentive awards because it believed that it effectively captured our need to reward performance and contain costs during fiscal 2016, as well as provide incentives for meeting key student metrics. The corporate performance measures were weighted as follows:

Corporate Performance Measure                              Weighting
1.    EBIT (Greater of Annual or Sum of Weighted Quarters)1              50%
2.    Graduate Placement                              25%
3.    Completion Rate                                  25%

1 The EBIT payout was calculated as the greater of the annual result or the total of the weighted quarterly results. Each quarter was weighted equally at 25%.

Any payment with respect to the student metrics was to be “modified” based on the achievement of consolidated EBIT for fiscal 2016. If consolidated EBIT targets were not fully achieved, any payout of the bonus based on student metrics was proportionally adjusted downward (“Student Metric Modifier”). For example, if the EBIT bonus component were to pay 50% of the total target for that component, the maximum student metric component that could be paid would be 50% multiplied by the actual calculated payout amount. In the sample calculation below, an NEO’s target bonus is 60% of his or her annual compensation of $200,000, and the graduate rate and completion rate metrics results produced an 80% payout. This calculation would result in the following payout, assuming a 50% EBIT payout:

EBIT Payout Result = 50%
Therefore, the Student Metric Modifier = 50% (applied to each of the student metric components' results)
Graduate Placement Payout = 80% x 50% Modifier to equal a Modified Grad Placement Payout of 40%
Completion Rate Payout = 80% x 50% Modifier to equal a Modified Completion Rate Payout of 40%

Based on these results, and the weightings above, the NEO would receive a bonus based on the following calculation:
Full Target bonus = 60% x $200,000 = $120,000
EBIT component at 50% of target = $60,000 X 50% result =	$30,000
Graduate Placement at 25% of target x 40% Modified Payout =	$12,000
Completion Rate at 25% of target x 40% Modified Payout =	$12,000
Total Bonus Payout =	$54,000

See “Award Decisions and Analysis” below for the actual calculation of payout amounts for fiscal 2016.

The threshold, target and maximum performance levels for these measures, as well as the weighted relevant award payment levels, for the annual cash incentive awards were as follows:

	Threshold	Target	Maximum
EBIT performance level	$(15,700)	$(7,700)	$(2,700)
Award payment level	2.5%	50%	75%
Student metric modifier	20%	100%	100%

	Threshold	Target	Maximum
Graduate placement	81.5%	86.5%	91.5%
Award payment level*	13%	25%	38%

	Threshold	Target	Maximum
Completion rate	65%	70%	75%
Award payment level*	13%	25%	38%
Multiple award payment levels exist between the threshold, target and maximum amounts described above.
*Subject to EBIT Student Metric Modifier.

The target levels for consolidated EBIT were lowered from fiscal 2015 to fiscal 2016 to reflect the decline in student enrollment in the current business environment and resulting lower revenues. For purposes of the fiscal 2016 annual cash incentive awards, consolidated EBIT was adjusted to exclude the expense associated with the annual cash incentive awards and severance costs associated with the September 2016 Company restructuring. The payment calculation for the EBIT component was based on the greater of the annual result or the sum of the quarterly results so that it was possible to recover from poor performance during a specific fiscal quarter and retain an incentive for the subsequent fiscal quarters, thereby enhancing the motivational aspects of the awards. However, the portion of the payment attributable to the student metrics was based on the annual fiscal year result.
Award Decisions and Analysis
In October 2016, the Compensation Committee determined that the Company’s adjusted consolidated EBIT for fiscal 2016 was a loss before interest and taxes of $10.9 million. The results of the consolidated annual student metrics were 88% for the graduate placement rate, resulting in a 60% payout as modified by EBIT, and 66% for the completion rate, resulting in a 30% payout as modified by EBIT. The combined outcomes resulted in an award payment equal to approximately 52.5% of each NEO’s target annual cash incentive award opportunity. In awarding these payouts, the Compensation Committee considered the financial performance of the Company during the fiscal year as well as the expectations set at the beginning of the year, and came to the conclusion that management had met key metrics as laid out in the annual incentive award plan despite the disappointing overall earnings results. The annual cash incentive award payout calculation for fiscal 2016 was as follows:

	Results	% of Plan	Total
EBIT Component
Full Year Achievement	60.0%
Sum - Weighted Quarters	60.0%
Greater of:	60.0%	50%	30.0%

Graduate Placement Achievement	100%
Student Metrics Modifier*	60%
	60.0%	25%	15.0%

Completion Rate Achievement	50%
Student Metrics Modifier*	60%
	30.0%	25%	7.5%

Final Payout Percentage			52.5%
*Student metrics were downwardly modified to 60% of actual result because the target annual EBIT goal was not met.
Accordingly, the independent members of our Board of Directors approved the following annual cash incentive awards for fiscal 2016:

Named Executive Officer	Target Fiscal 2016 Annual Cash Incentive Award Opportunity	Actual Fiscal 2016 Annual Cash Incentive Award
Kimberly J. McWaters	$663,900	$346,960
Bryce H. Peterson	$164,600	$86,132
Eugene S. Putnam, Jr.	$372,500	$194,669
Sherrell E. Smith	$265,200	$138,600
Chad A. Freed	$248,700	$129,938
Charles J. Barresi	$159,200	$83,160
Jeffry B. May	$182,400	$92,773

Long-Term Incentive Compensation

In September 2016, the Compensation Committee recommended, and the independent members of our Board of Directors approved, transitional RSU awards for the NEOs. This award was considered transitional in nature as the grant values were half of the values granted to our NEOs in fiscal 2015 and served to bridge the time between the normal September grant period to a future date in fiscal 2017 when a newly design long-term incentive program will be proposed. The Compensation Committee recommended that the September 2016 awards be subject to time-based vesting requirements to satisfy our retention objectives in an industry in turmoil. Future awards of performance-based cash and/or equity under the new long-term incentive program are expected to be granted during fiscal 2017, subject to approval of additional shares and amendment of the 2003 Plan by our stockholders.

A significant portion of these future awards will be “at risk” performance-based compensation that encourages and rewards long-term performance using total shareholder return growth measures.

The September 2016 RSU awards were granted to the NEOs in the following amounts:

Named Executive Officer	Number of Shares of Common Stock Underlying Restricted Stock Unit Award	Grant Date Fair Value of Restricted Stock Unit Award
Kimberly J. McWaters	173,914	$400,002
Bryce H. Peterson	34,783	$80,001
Eugene S. Putnam, Jr.	104,348	$240,000
Sherrell E. Smith	54,348	$125,000
Chad A. Freed	54,348	$125,000
Charles J. Barresi	34,783	$80,001
Jeffry B. May	43,479	$100,002

These RSU awards vest in four equal annual installments, on each of the first four anniversaries of the date of grant. The RSU awards are subject to transfer restrictions and the NEOs will not have voting, dividend or other stockholder rights until the shares of our common stock subject to the awards are issued upon vesting. Vesting of each installment of the RSU awards is subject to continued employment with or service to the Company or a subsidiary through the applicable vesting date, except that the awards vest upon death, disability and termination of employment or service without cause or for good reason within one year after a change in control of the Company (as defined in the 2003 Plan and the applicable award agreements).

For more information about the RSU awards granted to the NEOs during fiscal 2016, see “Executive Compensation - Fiscal 2016 Summary Compensation Table” and “Executive Compensation - Fiscal 2016 Grants of Plan-Based Awards Table” below.

Retirement Benefits
We maintain a defined contribution plan, intended to qualify under Section 401(k) of the Internal Revenue Code, which is generally available to all employees, including the NEOs, to assist them in saving for retirement. Under this plan, a participant may contribute a maximum of 50% of his or her pre-tax base salary (up to the statutorily-prescribed annual limit). Our Board of Directors may approve discretionary matching and/or profit-sharing contributions into the plan for eligible employees. During fiscal 2016, we matched 25 cents on each dollar saved up to the first 6% of eligible compensation contributed to the plan after the first year of employment. A five-year vesting schedule applies to all of our matching contributions. A participant is considered fully vested in our matching contributions after he or she has completed five years of service with the Company.

Our executive officers, including the NEOs, are also eligible to participate in our Nonqualified Deferred Compensation Plan. We offer this plan to allow participants to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the Section 401(k) plan. We view these retirement benefits as a key component of our executive compensation program because they are intended to encourage long-term service by our executive officers.

Severance and Change in Control Benefits
Each of the NEOs is eligible to receive certain payments and benefits in connection with his or her termination of employment under various circumstances, including following a change in control of the Company, under his or her employment agreement or other applicable agreements, such as the Company’s Severance Plan, and under the terms that apply to our outstanding restricted stock and restricted stock unit awards. We believe that these payments and benefits were necessary to attract and retain our NEOs and that the change in control payments and benefits are in the best interests of the Company and our stockholders because they help assure us that we will have the continued dedication and objectivity of our executive officers, notwithstanding the possibility or occurrence of a change in control of the Company. Specifically, these arrangements are intended to mitigate a potential disincentive for the NEOs when they are evaluating a potential acquisition of the Company, particularly when their services may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of the NEOs through the conclusion of the transaction and to ensure a smooth management transition. For further details, see “Executive Compensation - Potential Payments upon Termination or Change in Control” below.

Perquisites and Other Personal Benefits

We provide limited perquisites, including Company-paid premiums for life and disability insurance, a supplemental executive disability benefit, accidental death and dismemberment coverage, executive physicals, additional term-life insurance and the Executive Medical Plan (ArmadaCare), to certain of our executive officers, including the Named Executive Officers. Given the rigorous demands placed on the Named Executive Officers, we have a vested interest in their proactive focus on their health and security. Based on its review of the Competitive Market Data, the Compensation Committee believes that perquisite levels provided to our executive officers are less than those provided by comparable companies.

Tax and Accounting Considerations

Deduction Limit
Section 162(m) of the Internal Revenue Code limits our ability to deduct non-performance based compensation in excess of $1 million that we pay to certain of our executive officers. The Compensation Committee seeks to have the incentive compensation paid to the Named Executive Officers be deductible for federal income tax purposes to the greatest extent possible and if it determines that such result is in the best interests of the Company and our stockholders. In certain situations, however, the Compensation Committee may determine that the amount of any foregone income tax deduction is less important than appropriate design and delivery of compensation to our executive officers.
The 2003 Plan, which was approved by our stockholders, permits the grant of options to purchase shares of our common stock, performance shares, performance units, stock appreciation rights, performance-based awards and cash bonuses that qualify as “performance-based compensation” and which, therefore, to the extent compliant with the conditions of such exemption should be fully deductible under Section 162(m).
“Golden Parachute” Compensation
Sections 280G and 4999 of the Internal Revenue Code provide that our executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits that exceeds certain prescribed limits in connection with a change in control of the Company, and that we, or a successor, may forfeit an income tax deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code during fiscal 2016, and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement in connection with the payments or benefits in connection with a change in control of the Company.

Amounts payable to the Named Executive Officers as a result of a termination of employment in connection with a change in control of the Company may be reduced pursuant to provisions of the applicable agreements if they would be subject to taxes as a result of Sections 280G or 4999 of the Internal Revenue Code.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 ("ASC Topic 718") for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

In granting equity awards to the Named Executive Officers during fiscal 2016, the Compensation Committee generally considered the potential expense of those awards under generally accepted accounting principles and their impact on our earnings per share. The Compensation Committee concluded that the award levels were in the best interests of our stockholders given competitive compensation practices among the companies in our compensation peer group, the awards’ potential compensation expense, our performance and the impact of the awards on employee motivation and retention.

Other Compensation Policies

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive compensation plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Equity Award Policy

Pursuant to our equity award grant policy, we grant equity awards upon the recommendation of the Compensation Committee and with the approval from the independent members of our Board of Directors. Awards to newly-hired or promoted executive officers who are eligible to receive stock awards are proposed for approval at our Board of Directors’ next regularly-scheduled meeting following the executive officer’s hire or promotion. Award timing is applied consistently. Typically, our annual equity awards are granted in September. Equity award levels are based on the grant date fair value of the shares of our common stock, reduced by the present value of the expected future dividends (which restricted stock awards and restricted stock unit awards do not receive) and vary among participants based on their positions within the Company.

For fiscal 2016, the equity awards were granted at our Board of Directors’ meeting held in September 2015. In September 2016, the Compensation Committee recommended, and the independent members of our Board of Directors approved, transitional RSU awards for the NEOs.  This award was considered transitional in nature as the grant values were half of the values granted to our NEOs in fiscal 2015 and served to bridge the time between the normal September grant period to a future date in fiscal 2017 when a newly design long-term incentive program will be proposed. The Compensation Committee recommended that the September 2016 awards be subject to time-based vesting requirements to satisfy our retention objectives in an industry in turmoil. Future awards of performance-based cash and/or equity under the new long-term incentive program are expected to be granted during fiscal 2017, subject to approval of additional shares and amendment of the 2003 Plan by our stockholders. A significant portion of these future awards will be “at risk” performance-based compensation that encourages and rewards long-term performance using total shareholder return growth measures.

Stock Ownership Policy

To further align the interests of our executive officers with the interests of our stockholders our Board of Directors has implemented stock ownership guidelines applicable to our executive officers. Each executive officer is expected to hold shares of our common stock with an aggregate value greater than or equal to a multiple of his or her base salary as set forth below:

•Chairman/CEO - four times base salary;
•President and/or Chief Financial Officer - three times base salary; and
•Executive and Senior Vice Presidents - two times base salary.

Under these guidelines, shares of our common stock held directly or indirectly, as well as shares of our common stock subject to outstanding restricted stock awards and restricted stock unit awards, count towards satisfaction of the stock ownership requirements. Compliance with these guidelines is measured annually in September; if the guidelines have not been met, share disposition restrictions are imposed. Currently, the Named Executive Officers have share disposition restrictions in place because of a recent and substantial drop in our stock price.

Hedging Policy

Our Insider Trading Policy provides that no employee, officer or director may acquire, sell or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or engage in hedging transactions (including “cashless collars”).

Compensation-Related Risk
The Compensation Committee of our Board of Directors believes that our compensation policies and practices as generally applicable to the Company’s employees do not encourage excessive and unnecessary risk-taking and that the level of risk that the policies and practices do encourage is not reasonably likely to have a material adverse effect on the Company.
During fiscal 2016, the Compensation Committee met in June to evaluate the long-term and short-term components of our NEOs’ compensation and determined that the incentive pay mix and associated metrics provides an incentive to excel while also discouraging undue risk-taking.

Compensation Committee Interlocks

Ms. Srere and Messrs. Blaszkiewicz and Lennox served as members of the Compensation Committee of our Board of Directors during fiscal 2016. None of these directors was an executive officer or otherwise an employee of the Company before or during such service. Ms. McWaters serves on the compensation committee of the Board of Directors of Mobile Mini, Inc. and Mr. Putnam serves on the compensation committee of the Board of Directors of the Community Bankers Trust Corporation.

EXECUTIVE COMPENSATION

Fiscal 2016 Summary Compensation Table

The following table summarizes the compensation during the last three fiscal years (as applicable) to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)		Total ($)

Kimberly J. McWaters	2016	740,425	—	400,002	346,960	43,843	(4)	1,531,230
Chairman and Chief Executive Officer	2015	723,071	—	800,000	267,428	44,608		1,835,107
	2014	695,183	—	800,007	250,797	41,050		1,787,037

Bryce H. Peterson (11)	2016	271,420	—	80,001	86,132	41,727	(5)	479,280
Executive Vice President and Chief Financial Officer	2015	263,313	—	160,003	64,924	38,002		526,242
	2014	259,182	—	160,007	62,507	39,194		520,890

Eugene S. Putnam, Jr. (12)	2016	479,345	—	240,000	194,669	45,656	(6)	959,670
Former President and Chief Financial Officer	2015	468,109	—	480,004	150,046	40,676		1,138,835
	2014	454,223	—	480,002	142,173	42,768		1,119,166

Sherrell E. Smith	2016	409,538	—	125,000	138,600	44,277	(7)	717,415
Executive Vice President of Admissions and Operations	2015	363,032	—	288,006	93,040	39,074		783,152
	2014	328,396	—	160,007	79,148	43,624		611,175

Chad A. Freed	2016	383,942	—	125,000	129,938	42,709	(8)	681,589
General Counsel and Executive Vice President of Corporate Development	2015	368,771	—	273,007	94,690	38,026		774,494
	2014	352,281	—	160,007	84,735	39,793		636,816

Chuck J. Barresi (13)	2016	266,200	20,700	80,001	83,160	99,737	(9)	549,798
Former Senior Vice President of Customer Solutions	2015	224,367	20,700	187,007	48,109	71,752		551,935
	2014	203,970	5,000	—	36,125	21,326		266,421

Jeffry B. May	2016	298,115	—	100,002	92,773	42,728	(10)	533,618
Senior Vice President of Marketing	2015	256,174	—	200,001	64,876	42,117		563,168
	2014	219,230	20,000	160,007	31,952	21,545		452,734
______________________________

(1)	The amounts reported in the Bonus column include recognition and retention bonuses.

(2)	The amounts reported in this "Stock Awards" column represent the aggregate grant date fair value of the restricted stock unit awards granted.

(3)
The amounts reported in the "Non-Equity Incentive Plan Compensation" column represent, with respect to Ms. McWaters and Mr. Putnam, amounts earned under the 2003 Plan. With respect to the other NEOs, the amounts reported represent amounts earned under our Management Incentive Plan.

(4)
The amount reported in this "All Other Compensation" column for fiscal 2016 represents $16,248 in medical premiums, $560 in dental premiums, $1,115 in disability premiums and $745 in life insurance premiums. This amount also includes $2,086 imputed income from group-term life insurance, $19,114 ArmadaCare medical reimbursement benefits and premiums, and $3,975 computed on a matching basis pursuant to the terms of the Section 401(k) plan.

(5)
The amount reported in this "All Other Compensation" column for fiscal 2016 represents $16,248 in medical premiums, $560 in dental premiums, $1,115 in disability premiums and $745 in life insurance premiums. This amount also includes $816 imputed income from group-term life insurance, $19,114 ArmadaCare medical reimbursement benefits and premiums, and $3,129 contributed on a matching basis pursuant to the terms of the Section 401(k) plan.

(6)
The amount reported in this "All Other Compensation" column for fiscal 2016 represents $16,248 in medical premiums, $560 in dental premiums, $1,115 in disability premiums and $745 in life insurance premiums. This amount also includes $3,899 imputed income from group-term life insurance, $19,114 ArmadaCare medical reimbursement benefits and premiums, and $3,975 contributed on a matching basis pursuant to the terms of the Section 401(k) plan.

(7)
The amount reported in this "All Other Compensation" column for fiscal 2016 represents $16,248 in medical premiums, $560 in dental premiums, $1,115 in disability premiums and $745 in life insurance premiums. This amount also includes $2,086 imputed income from group-term life insurance, $19,114 ArmadaCare medical reimbursement benefits and premiums, $3,975 contributed on a matching basis pursuant to the terms of the Section 401(k) plan, and $434 contributed to non-qualified deferred compensation.

(8)
The amount reported in this "All Other Compensation" column for fiscal 2016 represents $16,248 in medical premiums, $560 in dental premiums, $1,115 in disability premiums and $745 in life insurance premiums. This amount also includes $907 imputed income from group-term life insurance, $19,114 ArmadaCare medical reimbursement benefits and premiums, $3,874 contributed on a matching basis pursuant to the terms of the Section 401(k) plan, and $146 contributed to non-qualified deferred compensation.

(9)
The amount reported in this "All Other Compensation" column for fiscal 2016 represents $16,248 in medical premiums, $560 in dental premiums, $1,115 in disability premiums and $745 in life insurance premiums. This amount also includes $3,471 imputed income from group-term life insurance, $19,114 ArmadaCare medical reimbursement benefits and premiums, $3,063 contributed on a matching basis pursuant to the terms of the Section 401(k) plan, and $278 in service awards. This amount also includes $55,143 in relocation expenses.

(10) The amount reported in this "All Other Compensation" column for fiscal 2016 represents $16,248 in medical premiums, $522 in dental premiums, $1,115 in disability premiums, $745 in life insurance premiums, $1,360 imputed income from group-term life insurance, $19,114 ArmadaCare medical reimbursement benefits and premiums, $3,283 contributed on a matching basis pursuant to the terms of the Section 401(k) plan, and $341 contributed to non-qualified deferred compensation.
(11) Mr. Peterson began serving in the role of Executive Vice President and Chief Financial Officer effective September 26, 2016.
(12) Mr. Putnam left the Company on November 30, 2016.
(13) Mr. Barresi left the Company on October 28, 2016.

Fiscal 2016 Grants of Plan-Based Awards Table

The following table sets forth information regarding the grant of plan-based awards to the NEOs in fiscal 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Kimberly J. McWaters
ACIA (1)		83,000	663,900	995,900
Stock Award (2)	Sep 14, 2016							173,914		400,002
Bryce H. Peterson (3)
ACIA (1)		20,600	164,600	246,800
Stock Award (2)	Sep 14, 2016							34,783		80,001
Eugene S. Putnam, Jr. (4)
ACIA (1)		46,600	372,500	558,800
Stock Award (2)	Sep 14, 2016							104,348		240,000
Sherrell E. Smith
ACIA (1)		33,200	265,200	397,800
Stock Award (2)	Sep 14, 2016							54,348		125,000
Chad A. Freed
ACIA (1)		31,100	248,700	373,000
Stock Award (2)	Sep 14, 2016							54,348		125,000
Charles J. Barresi (5)
ACIA (1)		19,900	159,200	238,700
Stock Award (2)	Sep 14, 2016							34,783		80,001
Jeffry B. May
ACIA (1)		22,800	182,400	273,600
Stock Award (2)	Sep 14, 2016							43,479		100,002
______________________________

(1)
The "Annual Cash Incentive Awards (ACIA)" amounts reported represent the dollar value of the estimated possible payout upon satisfaction of the conditions subject to the non-equity incentive plan awards granted to the Named Executive Officers in fiscal 2016. The ACIA Payout was based on the greater of the annual result or the total of the weighted quarterly results. Therefore, the threshold amount is based on the potential of earning the EBIT portion of one quarter for the period. Please note that each fiscal quarter is weighted equally.

(2)
The amounts reported in the Stock Awards column represent the aggregate grant date fair value of the restricted stock unit awards granted to the Named Executive Officers in fiscal year 2016 and do not reflect whether the recipient will actually realize a financial benefit from the award. The assumptions used in the calculations of these amounts are included in Note 14 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2016.

(3)	Mr. Peterson began serving in the role of Executive Vice President and Chief Financial Officer effective September 26, 2016.

(4)	Mr. Putnam left the Company on November 30, 2016.

(5)	Mr. Barresi left the Company on October 28, 2016.

In fiscal 2016, each of the NEOs received his or her long-term incentive compensation in the form of a restricted stock unit award for shares of our common stock. These awards are subject to service-based restrictions, which lapse at a rate of 25% of the shares of our common stock subject to the award on the first four anniversaries of the date of grant. The NEOs have no voting, dividend or other stockholder rights with respect to the shares of our common stock underlying the restricted stock unit awards until the awards vest and the shares subject to the awards are issued. Further, the NEOs may not sell or transfer the awards (or the shares of our common stock subject to the awards) until the awards vest.

The restricted stock unit awards vest upon a NEO’s death, disability or termination of employment without “cause” or termination of employment by the NEO for “good reason” within one year following a change in control of the Company. The employment agreements with Ms. McWaters and Mr. Putnam provide for any restricted stock or stock unit awards scheduled to vest within 12 months of a qualified retirement (the point at which age and service total 65) to continue to vest as scheduled post-retirement. Mr. Putnam’s separation from the Company on November 30, 2016 is considered a qualified retirement. Therefore, 65,223 shares of restricted stock units will continue to vest in September 2017 pursuant to his employment agreement.

For purposes of these restricted stock unit awards:

•
“Cause” includes, but is not limited to, the following: (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving embezzlement, conversion of property or moral turpitude; (ii) a finding by a majority of our Board of Directors of fraud, embezzlement or conversion of the Company’s property; (iii) conviction of, or plea of guilty or nolo contendere to, a crime involving the acquisition, use or expenditure of federal, state or local government funds or the unlawful use, possession or sale of illegal substances; (iv) an administrative or judicial determination of fraud or any other violation of law involving federal, state or local government funds; and (v) a finding by a majority of our Board of Directors of a knowing breach of any fiduciary duties to the Company or our stockholders or making of a misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Company.

•
“Good reason” means a material reduction in a Named Executive Officer’s authority, perquisites, position or responsibilities (other than such a reduction that affects all of our senior executives on a substantially equal or proportionate basis), or a requirement that the Named Executive Officer relocate greater than 50 miles from his or her current primary work location.

Fiscal 2016 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth certain information regarding all outstanding equity awards held by each of the NEOs as of September 30, 2016. The values reported in the table have not been, and may never be, realized. The options to purchase shares of our common stock reported in the table may never be exercised and the value, if any, will depend on the market price of our common stock on the exercise date. In addition, the restricted stock and restricted stock unit awards are subject to forfeiture restrictions, unless an eligible NEO (currently only Ms. McWaters), experiences a qualified retirement as described above. The value realized, if any, will depend on the market price of our common stock on the date a NEO eventually sells such shares once the restrictions have lapsed.

		Option Awards			Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights Held That Have Not Vested ($)
Kimberly J. McWaters
	Feb 28, 2007	9,300	$23.63	Feb 28, 2017
	Sep 20, 2012				12,659	(1)	$22,533
	Sep 05, 2013				20,834	(2)	$37,085
	Sep 04, 2014				40,161	(2)	$71,487
	Sep 16, 2015				135,441	(2)	$241,085
	Sep 14, 2016				173,914	(2)	$309,567

Bryce H. Peterson (3)
	June 5, 2012				349	(1)	$621
	Sep 20, 2012				2,532	(1)	$4,507
	Sep 05, 2013				4,167	(2)	$7,417
	Sep 04, 2014				8,033	(2)	$14,299
	Sep 16, 2015				27,089	(2)	$48,218
	Sep 14, 2016				34,783	(2)	$61,914

Eugene S. Putnam, Jr. (4)
	Sep 20, 2012				7,595	(1)	$13,519
	Sep 05, 2013				12,500	(2)	$22,250
	Sep 04, 2014				24,097	(2)	$42,893
	Sep 16, 2015				81,265	(2)	$144,652
	Sep 14, 2016				104,348	(2)	$185,739

Sherrell E. Smith
	Sep 20, 2012				2,532	(1)	$4,507
	Sep 05, 2013				4,167	(1)	$7,417
	Sep 04, 2014				8,033	(2)	$14,299
	Jun 09, 2015				3,970	(2)	$7,067
	Sep 16, 2015				42,326	(2)	$75,340
	Sep 14, 2016				54,348	(2)	$96,739

Chad A. Freed
	Feb 28, 2007	2,800	$23.63	Feb 28, 2017
	Sep 20, 2012				2,532	(1)	$4,507
	Sep 05, 2013				4,167	(2)	$7,417
	Sep 04, 2014				8,033	(2)	$14,299
	Jun 09, 2015				2,403	(2)	$7,067
	Sep 16, 2015				42,326	(2)	$75,340
	Sep 14, 2016				54,348	(2)	$96,739

Chuck J. Barresi (5)
	Jun 5, 2012				103	(1)	$183
	Sep 20, 2012				1,638	(1)	$2,916
	Sep 05, 2013				2,696	(2)	$4,799
	Jun 09, 2015				2,821	(2)	$5,021
	Sep 16, 2015				27,089	(2)	$48,218
	Sep 14, 2016				34,783	(2)	$61,914

		Option Awards			Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights Held That Have Not Vested ($)
Jeffry B. May
	Sep 20, 2012				1,425	(1)	$2,537
	Sep 05, 2013				2,344	(2)	$4,172
	Sep 04, 2014				8,033	(2)	$14,299
	Sep 16, 2015				33,861	(2)	$60,273
	Sep 14, 2016				43,479	(2)	$77,393
______________________________

(1)	Assuming continued employment with the Company, the shares of common stock subject to these restricted stock awards will vest 20% per year on the first five anniversaries of the date of grant.

(2)	Assuming continued employment with the Company, the shares of common stock subject to these restricted stock unit awards will vest 25% per year on the first four anniversaries of the date of grant.

(3)	Mr. Peterson began serving in the role of Executive Vice President and Chief Financial Officer effective September 26, 2016.

(4)	Mr. Putnam left the Company on November 30, 2016.

(5)	Mr. Barresi left the Company on October 28, 2016.

Fiscal 2016 Option Exercises and Stock Vested Table
The following table sets forth certain information regarding the options to purchase shares of our common stock exercised by the NEOs and the restricted stock awards held by the NEOs that vested during fiscal 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Kimberly J. McWaters	—	—	113,296	251,607
Bryce H. Peterson (2)	—	—	21,769	48,652
Eugene S. Putnam, Jr (3)	—	—	67,978	150,965
Sherrell E. Smith	—	—	26,469	59,561
Chad A. Freed	—	—	28,540	63,499
Charles J. Barresi (4)	—	—	15,863	35,409
Jeffry B. May	—	—	20,382	44,694
______________________________

(1)	Represents the market value of the stock on the vesting date, multiplied by the number of shares that vested.

(2)	Mr. Peterson began serving in the role of Executive Vice President and Chief Financial Officer effective September 26, 2016.

(3)	Mr. Putnam left the Company on November 30, 2016.

(4)	Mr. Barresi left the Company on October 28, 2016.
Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for the NEOs during fiscal 2016.

Fiscal 2016 Nonqualified Deferred Compensation Table

The following table sets forth the vested account balances of the NEOs under our Nonqualified Deferred Compensation Plan for the fiscal year ended September 30, 2016.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)

Kimberly J. McWaters	—	—	42,731	—	611,257
Bryce H. Peterson (4)	—	—	—	—	—
Eugene S. Putnam, Jr. (5)	26,169	—	49,822	(19,564)	497,222
Sherrell E. Smith	—	434	24,379	—	251,697
Chad A. Freed	8,942	146	24,062	—	270,175
Charles J. Barresi (6)	—	—	—	—	—
Jeffry B. May	38,970	341	22,308	—	246,296
______________________________

(1)	Reflects the amounts deferred for each individual into the Non-Qualified Deferred Compensation Plan. These amounts are included in the Salary column in the Fiscal 2016 Summary Compensation Table.

(2)	Reflects the Company's contributions to the individual's deferred compensation account. In 2016, there were no Company contributions; however, there were some 401(k) restoration contributions.

(3)	Reflects the fully vested and earned compensation as of September 30, 2016.

(4)	Mr. Peterson began serving in the role of Executive Vice President and Chief Financial Officer effective September 26, 2016.

(5)	Mr. Putnam left the Company on November 30, 2016.

(6)	Mr. Barresi left the Company on October 28, 2016.
Pursuant to our Nonqualified Deferred Compensation Plan, a participant employed for at least one year is eligible for an incentive matching contribution equal to 50% of his or her plan contributions, up to the maximum “matchable” compensation equivalent to 5% of base salary. These Company matching contributions are subject to a five-year vesting schedule. Beginning in January 2013, we suspended the Company matching contribution under the Nonqualified Deferred Compensation Plan. The suspension of Company matching contributions currently remains in place.

The Nonqualified Deferred Compensation Plan allows for deferral of up to 75% of base salary and up to 90% of annual bonus, as well as participant deferrals to offset any excess deferrals which are returned to the participant due to required discrimination testing under the Section 401(k) plan. Participants may elect to invest among a number of mutual fund options and participant account balances will be credited on a pre-tax basis with earnings, or losses, equivalent to the actual market performance of these investments.

Participants can elect to receive payments at separation from service and/or in the form of an in-service withdrawal. Generally, accounts are valued on the last business day of the month following separation from service, death or disability, with payments made in the following month. Separation from service accounts can be paid in

(i) a lump sum, (ii) annual installments over a period of up to 10 years or (iii) a partial lump sum with the balance paid in annual installments, according to a participant’s election.

In-Service account elections must be made for a specific date, at least three years in the future, and can be paid in a lump sum or in annual installments over a period of up to five years, according to the participant’s election.

If a participant dies, becomes disabled while employed by the Company or separates from services within 24 months following a change in control of the Company, all of his or her accounts will be paid in a single lump sum.

Participants may also receive distributions in the event of an unforeseeable financial emergency resulting from (i) an illness or accident involving the participant, participant’s spouse or dependents, or a beneficiary, (ii) a loss of property due to casualty or (iii) other extraordinary and unforeseeable events that are beyond the participant’s control. Participants may request an emergency distribution from the plan up to the amount necessary to satisfy the emergency. All requests for such distributions require the approval of the Company.

Employment Agreements
We have entered into employment arrangements with certain of the NEOs as described below.

These agreements provide for employment for a specified term and include the NEO’s initial base salary, a discretionary annual cash incentive award opportunity and standard employee benefit plan participation. These employment agreements were each subject to execution of our standard confidential information and covenant not to compete provision.

Employment Agreement with Ms. McWaters
Effective April 8, 2014, we entered into a new employment agreement with Ms. McWaters that provides for the terms and conditions of her employment as our Chief Executive Officer. The employment agreement has an initial term of three years and will automatically renew for successive three-year terms thereafter, unless either party gives written notice to the other 180-120 days prior to the end of the then-current term of intent not to renew the agreement. The agreement provides for a base salary of $709,000 per annum, which will be reviewed annually by our Board of Directors. The agreement also provides for an annual bonus based on performance as determined and approved by our Board of Directors and provides for other benefits and perquisites as established and made available from time to time by our Board of Directors.

Equity awards will be granted in the discretion of and as determined and approved by our Board of Directors, and, unless we and Ms. McWaters agree otherwise, any stock unit awards granted to Ms. McWaters will include a provision that if Ms. McWaters experiences a qualifying “retirement” (as defined in the agreement), then any portion of such awards that are scheduled to vest within 12 months following such retirement will continue to vest in accordance with their terms as if Ms. McWaters were still employed, notwithstanding any continuous employment or services requirements applicable generally under any equity plan or award, subject to Ms. McWaters’ continued compliance with certain covenants and subject to having signed and not revoked a release in favor of the Company.

The employment agreement further provides for certain payments and benefits in the event of Ms. McWaters’ termination of employment under certain specified circumstances, including in connection with a change in control of the Company. For further information, see “Potential Payments upon Termination or Change in Control” below.

Employment Agreement with Mr. Putnam
Effective April 8, 2014, we entered into a new employment agreement with Mr. Putnam that provides for the terms and conditions of his employment as our President and Chief Financial Officer. The employment agreement had an initial term of three years and would automatically renew for successive three-year terms thereafter, unless either party gave written notice to the other 180-120 days prior to the end of the then-current term of an intent not to renew the agreement. The agreement provided for a base salary of $459,000 per year, which would be reviewed annually by our Board of Directors. The agreement also provided for an annual bonus based on performance as determined and approved by our Board of Directors and provided for other benefits and perquisites as established and made available from time to time by our Board of Directors.

Equity awards were to be granted in the discretion of and as determined and approved by our Board of Directors, and, unless we and Mr. Putnam agreed otherwise, any stock unit awards granted to Mr. Putnam would include a provision that if Mr. Putnam experienced a qualifying “retirement” (as defined in the agreement), then any portion of such awards that were scheduled to vest within 12 months following such retirement would continue to vest in accordance with their terms as if Mr. Putnam were still employed, notwithstanding any continuous employment or services requirements applicable generally under any equity plan or award, subject to Mr. Putnam’s continued compliance with certain covenants and subject to having signed and not revoked a release of claims in favor of the Company.

The employment agreement further provided for certain payments and benefits in the event of Mr. Putnam’s termination of employment under certain specified circumstances, including in connection with a change in control of the Company. For further information, see “Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control
Each of the NEOs is eligible to receive certain payments and benefits in connection with his or her termination of employment under various circumstances, including following a change in control of the Company, under his or her employment agreement or other applicable agreements, and under the terms that apply to our outstanding restricted stock and restricted stock unit awards.

The estimated potential payments and benefits payable to each NEO (other than Messrs. Putnam and Barresi) in the event of termination of employment as of September 30, 2016 pursuant to his or her particular post-employment compensation arrangement are described below. The actual payments and benefits for Messrs. Putnam and Barresi pursuant to their post-employment compensation arrangements also are described below.

The actual amounts that would be paid or distributed to the NEOs as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the NEO’s base salary, then-current incentive opportunities and applicable arrangements, then-current levels of health and other welfare benefits coverage and the market price of our common stock. Although we have entered into written arrangements to provide payments and benefits to the NEOs in connection with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with the NEOs on severance terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each NEO would also be able to exercise any previously vested options to purchase shares of our common stock that he or she holds. For more information about the NEO’s outstanding equity awards as of September 30, 2016, see “Fiscal 2016 Outstanding Equity Awards at Fiscal Year-End.”

Along with the payments and benefits described in a NEO’s individual post-employment compensation agreement and equity award agreements, he or she is also eligible to receive any benefits accrued under our broad-based benefit plans, in accordance with the terms of those plans and policies.

Ms. McWaters and Mr. Putnam

Each of the employment agreements with Ms. McWaters and Mr. Putnam provides for certain specific payments and benefits under certain circumstances, including in the event that his or her employment is terminated by us without “cause” or by him or her for “good reason” (as these terms are defined in the agreements), including in connection with a change in control of the Company. Non-renewal of the employment agreement will also result in the receipt of severance payments and benefits. The death or disability of the NEO also triggers certain payments and benefits. Generally, each provides for a continuation of base salary payments for a specified period following a termination of employment. Additionally, upon a qualified retirement, any restricted stock unit awards scheduled to vest within 12 months following such retirement will continue to vest according to their terms. As a condition to any such payments and benefits, the NEO must first execute a waiver and release of claims in favor of the Company.

Messrs. Peterson, Smith, Freed, Barresi and May

We have entered into change in control agreements with Messrs. Peterson, Smith, Freed, Barresi and May. These agreements provide that if the employment of the NEO is terminated by us without “cause” or by him for “good reason” (as these terms are defined in the agreement) within one year following a change in control of the Company, subject to executing a waiver and release of claims in favor of the Company, he will receive:

•	his base salary for a specified period following the date of termination of employment;

•	a prorated portion of his annual cash incentive award (calculated by multiplying his target bonus percentage by his fiscal year base salary earned through the date of termination of employment); and

•	12 months of paid health benefits continuation and outplacement services.

We entered into these agreements with Messrs. Peterson, Smith, Freed, Barresi and May to facilitate our ability to retain the services of these NEOs in a competitive marketplace that commonly offers such protections.

In addition, in conjunction with Mr. Smith’s offer of employment in August 2012, we entered into an agreement with him in the form of an addendum to his offer letter (the “Addendum Letter”). The Addendum Letter provides Mr. Smith with his base salary for 52 weeks if his employment is terminated by us without “cause.” In addition, in this situation he will receive 12 months of paid health benefits continuation and Company-paid outplacement services. In the event that Mr. Smith’s employment is terminated without “cause” following a change in control of the Company, he will be eligible to receive payments and benefits only as provided under his change in control agreement with us, and not pursuant to the Addendum Letter.

Other Executive Officers

In December 2014, we amended our Severance Plan to provide severance pay and outplacement to eligible Executive and Senior Vice Presidents of the Company, including Mr. Barresi, our former Senior Vice President of Customer Solutions. In the event an eligible Executive or Senior Vice President is terminated by us without “cause” (as defined in the Severance Plan), such Executive or Senior Vice President would be entitled to receive a cash severance payment equal to his or her annual base salary at the highest rate in effect during the 12 months immediately preceding the termination of employment, subject to the requirement to execute and not revoke a Release of Claims. In addition, such eligible Executive or Senior Vice President would receive the following:

•
an additional cash severance payment equal to (i) the sum of 12 times the monthly employer-paid portion of the medical and dental premiums in effect at termination, plus (ii) 40% of the sum in subsection (i);

•	payment of a pro-rated bonus for the fiscal year in which the termination of employment occurs, but only if such bonus is approved by our Board of Directors;

•
payment of any bonus to which the eligible Executive or Senior Vice President may be entitled for the fiscal year immediately preceding the termination date if the termination of employment occurs between the end of the fiscal year and the applicable bonus payout; and

•	12 months of outplacement services.

The purpose of this amendment was to provide equivalent protections to these executive officers in a consistent manner and eventually reduce the number of independent employment agreements.

The following tables show the estimated payments and benefits payable to each NEO under various scenarios related to a termination of employment, including in connection with a change in control of the Company. Except for Messrs. Putnam and Barresi, who left the Company in November and October 2016, respectively, the tables assume that such termination of employment occurred on September 30, 2016, and include the estimated payments and benefits payable pursuant to the amended Severance Plan adopted in December 2014. With the exception of Messrs. Putnam and Barresi, the actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment and may vary from those set forth below. The estimated payments and benefits set forth below are in addition to any retirement, welfare and other benefits that are available to our employees generally.

Kimberly J. McWaters	Termination without Cause or for Good Reason	Termination Following Change in Control	Current Company Non-Renewal Termination (Termination within 12 months)	Disability	Death
Severance Payments (1)	$1,475,288	$1,475,288	$1,475,288	$1,475,288	$1,475,288
Annual Incentive Plan (2)	346,960	1,327,800	—	346,960	346,960
Benefits (3)	143,702	143,702	—	143,702	880,671
Stock Awards (5)	193,495	681,756	193,495	681,756	681,756
Total	$2,159,445	$3,628,546	$1,668,783	$2,647,706	$3,384,675
Bryce H. Peterson (7)
Severance Payments (1)	$335,000	$335,000	$—	$—	$—
Annual Incentive Plan (2)	86,132	164,600	—	—	86,132
Benefits (4)	62,336	47,954	—	—	800,000
Stock Awards (6)	—	136,976	—	136,976	136,976
Total	$483,468	$684,530	$—	$136,976	$1,023,108
Sherrell E. Smith
Severance Payments (1)	$408,000	$408,000	$—	$—	$—
Annual Incentive Plan (2)	138,600	265,200	—	—	138,600
Benefits (4)	62,336	47,954	—	—	800,000
Stock Awards (6)	—	205,369	—	205,369	205,369
Total	$608,936	$926,523	$—	$205,369	$1,143,969
Chad A. Freed
Severance Payments (1)	$382,500	$382,500	$—	$—	$—
Annual Incentive Plan (2)	129,938	248,700	—	—	129,938
Benefits (4)	62,336	47,954	—	—	800,000
Stock Awards (6)	—	202,580	—	202,580	202,580
Total	$574,774	$881,734	$—	$202,580	$1,132,518
Jeffry B. May
Severance Payments (1)	$304,000	$304,000	$—	$—	$—
Annual Incentive Plan (2)	92,773	182,400	—	—	92,773
Benefits (4)	58,712	44,366	—	—	800,000
Stock Awards (6)	—	158,673	—	158,673	158,673
Total	$455,485	$689,439	$—	$158,673	$1,051,446

Mr. Putnam left our Company in November 2016, and Mr. Barresi left our Company in October of 2016. Each is receiving severance pursuant to his employment agreement (Putnam) or our Severance Plan (Barresi) as set forth below.

Eugene S. Putnam, Jr.	Termination without Cause
Severance Payments (1)	$955,088
Annual Incentive Plan (2)	194,669
Benefits (3)	142,240
Stock Awards (5)	116,097
Total	$1,408,094

Charles J. Barresi	Termination without Cause
Severance Payments (1)	$265,200
Annual Incentive Plan (2)	83,160
Benefits (4)	58,153
Stock Awards	—
Total	$406,513

(1)	Represents 24 months of previous base salary for Ms. McWaters and Mr. Putnam. Represents 12 months of base salary for Messrs. Peterson, Smith, Freed, Barresi, and May.

(2)
Represents actual bonus earned pro-rated through termination date for all NEOs for all applicable columns except for termination of employment following a change in control of the Company. For terminations of employment following a change in control of the Company, represents target bonus through termination date and two times target bonus for Ms. McWaters.

(3)
Represents 150% of the value of 24 months of payment of medical, dental and vision insurance premiums for Ms. McWaters and Mr. Putnam. Includes reasonable outplacement benefits, and in the event of death, life insurance benefits of $800,000. If separation is the result of disability, the NEO would also be eligible for disability insurance benefits under the Company's employee benefit plan. For Ms. McWaters, if separation is the result of death this amount reflects 150% of 24 months of payment of medical, dental and vision insurance premiums for Ms. McWaters' spouse and children.

(4)
Represents the value of 12 months of payment of medical, dental and vision insurance premiums for Messrs. Peterson, Smith, Freed and May for a Change In Control, and represents 140% of the same value for termination of employment without cause for Messrs. Peterson, Smith, Freed, Barresi and May. Includes reasonable outplacement benefits, and in the event of death, life insurance benefits of $800,000. If separation is the result of disability, the NEO would also be eligible for disability insurance benefits under the Company's employee benefit plan.

(5)
Represents all unvested restricted stock and restricted stock unit awards which become fully vested and exercisable upon a change in control of the Company or the NEO's death or disability. Ms. McWaters meets retirement criteria for which unvested restricted stock unit awards scheduled to vest within 12 months following a qualified retirement, would continue to vest. Mr. Putnam met the criteria for qualified retirement resulting in the continued vesting of his unvested restricted stock unit awards for a 12 month period effective October 31, 2016.

(6)	Represents all unvested restricted stock and restricted stock unit awards, which become fully vested and exercisable upon a change in contol or the executive's death or disability.

Total amounts payable to Ms. McWaters would be whichever of the amounts, either the full amount or such lesser amount as would result in no part of the payments being subject to the excise tax, result in employee's receipt on an after-tax basis of the greater amount. Total amounts for all other Named Executive Officers may be reduced to the extent necessary so that the amount payable is not subject to excise tax under Section 4999 of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT
This report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included elsewhere in this Proxy Statement. Based on this review and the discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2016 and this Proxy Statement.
The Compensation Committee:
David Blaszkiewicz (Chair)
LTG. (R) William J. Lennox, Jr.
Linda J. Srere

OTHER MATTERS
The Board of Directors knows of no matters, other than the proposals presented above, to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as the Board of Directors may recommend.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information as of January 3, 2017 with respect to the beneficial ownership of shares of common stock and Series A Preferred Stock by:

•	each person known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock or Series A Preferred Stock;

•	each of our directors, director nominees and NEOs; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of January 3, 2017 and RSUs that are currently vested or will be vested within 60 days of January 3, 2017. Shares issuable pursuant to options, warrants and RSUs are deemed outstanding for computing the percentage of the person holding such options, warrants or RSUs but are not deemed outstanding for computing the percentage of any other person. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock and Series A Preferred Stock shown as beneficially owned by the stockholder.

	Shares Beneficially Owned						% of Total Voting Power (1)
Directors and Named Executive Officers:	Common Stock			Series A Preferred Stock
	Shares		%	Shares		%
Kimberly J. McWaters (2)	261,069		1.1%	—		—	1.0%
Bryce H. Peterson (3)	17,964		*	—		—	*
Eugene S. Putnam, Jr. (4)	98,809		*	—		—	*
Chad A. Freed (5)	37,723		*	—		—	*
Sherrell E. Smith (6)	70,572		*	—		—	*
Jeffry B. May (7)	35,023		*	—		—	*
David A. Blaszkiewicz	33,861		*	—		—	*
Conrad A. Conrad	42,217		*	—		—	*
LTG (R) William J. Lennox, Jr.	25,521		*	—		—	*
Roderick R. Paige	35,668		*	—		—	*
Roger S. Penske	30,364		*	—		—	*
Christopher S. Shackelton (8)	3,643,199		14.8%	700,000		100.0%	19.0%
Linda J. Srere	39,217		*	—		—	*
Kenneth R. Trammell	32,736		*	—		—	*
John C. White (9)	2,563,227		10.4%	—		—	9.9%
All directors and executive officers as a group (18 persons) (10)	7,014,917		28.4%	700,000		100.0%	32.0%

5% Holders: (11)
Coliseum Capital Management, LLC	3,643,199	(12)	14.8%	700,000	(13)	100.0%	19.0%	(14)
Stadium Capital Management LLC (15)	3,538,659		14.3%	—		—	13.6%
Sterling Capital Management, LLC (16)	1,329,945		5.4%	—		—	5.1%
______________________________

*	Less than 1%.
(1)
As of the close of business on January 3, 2017, there were 24,681,754 shares of our common stock and 700,000 shares of our Series A Preferred Stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter voted upon. Holders of shares of Series A Preferred Stock are entitled to vote with the holders of shares of common stock, and not as a separate class, on an as-converted basis. The shares of Series A Preferred Stock are convertible into an aggregate of 21,021,021 shares of common stock. However, prior to the receipt of regulatory approval (as provided in the Certificate of Designations), the Series A Preferred Stock may only be voted to the extent that the aggregate voting power of all the Series A Preferred Stock and any common stock issued upon conversion thereof does not exceed 4.99% of the aggregate voting power of all of our voting stock outstanding at the close of business on June 24, 2016. As a result, the shares of Series A Preferred Stock are entitled to an aggregate of only 1,289,576 votes. As such, the total number of shares entitled to vote as of January 3, 2017 is 25,971,330. For additional information, please see “Certain Relationships and Related Transactions - Securities Purchase Agreement - Voting,” which is included elsewhere in this Proxy Statement.

(2)
Includes 12,659 shares of restricted stock, which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of five years), and 9,300 shares of common stock subject to exercisable options. Ms. McWaters has sole voting and investment power over 260,362 shares and shared voting and investment power over 707 shares. Ms. McWaters is our Chairman of the Board and Chief Executive Officer.

(3)
Includes 2,881 shares of restricted stock, which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of five years). Mr. Peterson is our Executive Vice President and Chief Financial Officer.

(4)	Mr. Putnam is our former President and Chief Financial Officer.
(5)
Includes 2,532 shares of restricted stock, which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of five years), and 2,800 shares of common stock subject to exercisable options. Mr. Freed is our General Counsel and Executive Vice President of Corporate Development.

(6)
Includes 3,458 shares of restricted stock, which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of five years). Mr. Smith has sole voting and investment power over 52,243 shares and shared voting and investment power over 18,329 shares. Mr. Smith is our Executive Vice President of Admissions and Operations.

(7)
Includes 1,425 shares of restricted stock, which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of three, four or five years). Mr. May is our Senior Vice President of Marketing.

(8)	Reference is made to footnotes (12), (13) and (14) below.
(9)
Includes 2,464,675 shares of common stock held of record by Whites’ Family Company, LLC and 1,000 shares held of record by John C. White and Cynthia L. White 1989 Family Trust, of which John C. White is a trustee. The White Descendants Trust u/a/d September 10, 1997 is the sole member and manager of Whites’ Family Company, LLC. John C. White is the trustee of the White Descendants Trust u/a/d September 10, 1997. Mr. White has sole voting and investment power over 97,552 shares and shared voting and investment power over 2,465,675 shares.

(10)
Includes 6,977,331 shares of common stock; 25,487 shares of restricted stock, which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of five years); and 12,100 shares of common stock subject to exercisable options.

(11)
For 5% Holders, the Company is relying on the numbers of shares as reported in the applicable Schedule 13D or Schedule 13G and calculating the percentages in this table based on the number of shares outstanding at January 3, 2017.  Accordingly, certain holders who previously filed a Schedule 13D or Schedule 13G have been excluded where their percentage ownership at the record date as so calculated falls below the 5% threshold.

(12)
CCM holds shared voting and dispositive power with respect to 3,601,724 shares of common stock, which does not include 1,289,576 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock or 19,731,445 shares of common stock (or the voting equivalent thereof) subject to the Conversion Cap (as defined below) and the Investor Voting Cap. CC holds shared voting and dispositive power with respect to 2,742,231 shares of common stock, which does not include1,289,576 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock or 15,787,901 shares of common stock (or the voting equivalent thereof) subject to the Conversion Cap and the Investor Voting Cap. CCP holds shared voting and dispositive power with respect to 2,167,822 shares of common stock, which does not include 1,289,576 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock or 9,199,913 shares of common stock (or the voting equivalent thereof) subject to the Conversion Cap and the Investor Voting Cap. Coliseum Capital Partners II, L.P. (“CCPII”) holds shared voting and dispositive power with respect to 574,409 shares of common stock, which does not include 1,289,576 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock or 1,603,544 shares of common stock (or the voting equivalent thereof) subject to the Conversion Cap and the Investor Voting Cap. Adam Gray holds shared voting and dispositive power with respect to 3,601,724 shares of common stock, which does not include 1,289,576 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock or 19,731,445 shares of common stock (or the voting equivalent thereof) subject to the Conversion Cap and the Investor Voting Cap. Christopher Shackelton holds (a) sole voting and dispositive power with respect to 41,475 shares of common stock held directly by Shackelton, his spouse and trusts for the benefit of his descendants and (b) shared voting and dispositive power with respect to 3,601,724 shares of common stock, which does not include 1,289,576 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock or 19,731,445 shares of common stock (or the voting equivalent thereof) subject to the Conversion Cap and the Investor Voting Cap. Also not included are (a) 1,289,576 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock or 19,731,445 shares of common stock (or the voting equivalent thereof) subject to the Conversion Cap and the Investor Voting Cap over which Coliseum holds shared voting and dispositive power, or (b) 1,289,576 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock or 2,378,292 shares of common stock (or the voting equivalent thereof) subject to the Conversion Cap and the Investor Voting Cap over which Coliseum Capital Co-Invest, L.P. (“CCC”) holds shared voting and dispositive power. The business address for the foregoing is Metro Center, 1 Station Place, 7th Floor South, Stamford, Connecticut 06902. For additional information, please see “Certain Relationships and Related Transactions - Securities Purchase Agreement,” which is included elsewhere in this Proxy Statement.

(13)
CCM holds shared voting and dispositive power with respect to 700,000 shares of Series A Preferred Stock. CC holds shared voting and dispositive power with respect to 568,680 shares of Series A Preferred Stock. CCP holds shared voting and dispositive power with respect to 349,300 shares of Series A Preferred Stock. CCPII holds shared voting and dispositive power with respect to 97,240 shares of Series A Preferred Stock. Coliseum holds shared voting and dispositive power with respect to 700,000 shares of Series A Preferred Stock. CCC holds shared voting and dispositive power with respect to 122,140 shares of Series A Preferred Stock. Mr. Gray holds shared voting and dispositive power with respect to 700,000 shares of Series A Preferred Stock. Mr. Shackelton holds shared voting and dispositive power with respect to 700,000 shares of Series A Preferred Stock.

(14)
Based on an aggregate of (a) 3,643,199 shares of common stock and (b) 1,289,576 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock.

(15)
Based solely on the information provided in a Schedule 13G (Amendment No. 4) filed by Stadium Capital Management, LLC (“SCM”), Stadium Capital Partners, L.P. (“SCP”), Alexander M. Seaver (“Seaver”) and Bradley R. Kent (“Kent”) with the SEC as of February 14, 2013; and Form 4s filed by SCP with the SEC as of December 13, 2016, December 20, 2016 and December 28, 2016. The filings show ownership as follows: SCM, Seaver and Kent - shared voting and dispositive power over 3,538,659 shares; and SCP - shared voting and dispositive power over 3,289,876 shares. The business address for these filers is 199 Elm Street, New Canaan, CT 06840-05321.

(16)
Based solely on the information provided in a Schedule 13G/A (Amendment No. 1) filed by Sterling Capital Management LLC (“Sterling”) with the SEC as of January 26, 2015. Sterling reported sole voting and dispositive power over 1,329,945 shares. Sterling’s business address is Two Morrocroft Centre, 4064 Colony Road, Suite 300, Charlotte, NC 28211.

Unless otherwise noted, the address of each person named in the table is 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and greater than 10% stockholders to file reports of holdings and transactions in our shares with the SEC. For the fiscal year ended September 30, 2016, to our knowledge and based solely on a review of copies of reports furnished to us, or written representations, we believe that the applicable reporting requirements of Section 16(a) have been satisfied.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policy Regarding Transactions with Related Persons
Our Board of Directors adopted a written Related Party Transaction Policy (the “Policy”) pursuant to which all “Interested Transactions” with a “Related Party” are subject to review and approval by the Nominating and Corporate Governance Committee. Ongoing or long-term transactions with a Related Party in existence at the time the Policy was adopted, if any, will also be subject to ratification on at least an annual basis. For purposes of the Policy, an “Interested Transaction” is a transaction, arrangement or relationship or a series of similar transactions, arrangements or relationships (including any indebtedness or guaranty of indebtedness) in an amount equal to or exceeding $120,000 in any fiscal year in which us, including any of our subsidiaries, was, is or will be a participant and in which any “Related Party” had, has or will have a direct or indirect material interest. Any indirect interest includes an interest held by or through any entity in which any “Related Party” is employed or is a partner or principal; or in a similar position or in which such “Related Party” has a 10% or greater beneficial ownership interest. A “Related Party” includes executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of our voting securities and any immediate family member of any of the foregoing persons.
In considering whether to approve an Interested Transaction, the Nominating and Corporate Governance Committee considers such factors as it deems appropriate, which may include: (i) the Related Party’s relationship with us and interest in the transaction; (ii) the material facts of the proposed Interested Transaction, including the proposed value of such transaction, or, in the case of indebtedness, the principal amount that would be involved; (iii) the benefits to us of the Interested Transaction; (iv) an assessment of whether the Interested Transaction is on terms that are comparable to the terms available with an unrelated party; (v) in the case of an existing transaction, the impracticability or cost of securing alternative arrangements and (vi) such other factors as the committee deems relevant.
The Policy provides for standing pre-approval for certain categories of transactions with a Related Party without the need for specific approval by the Nominating and Corporate Governance Committee. These categories are: (i) certain transactions with other companies where the Related Party’s only relationship is as an employee (other than as an executive officer), director or beneficial owner of less than 10% of the company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s gross annual revenues in its most recently completed fiscal year; (ii) charitable contributions, grants or endowments by us to charitable organizations, foundations or universities at which a Related Party’s only relationship is as an employee (other than as an officer) or a director or trustee, if the aggregate amount involved does not exceed the lesser of $500,000 or 2% of the charitable organization’s total annual receipts in its most recently completed fiscal year; and (iii) certain other transactions and arrangements which under certain SEC rules are excepted from disclosure as transactions with a Related Party.

Registration Rights Agreements
We are a party to a registration rights agreement with, among others, the following stockholders: (i) JZ Equity Partners PLC and the permitted transferees of The Jordan Company, LLC (collectively, the TJC Stockholders); (ii) Charlesbank Voting Trust, Charlesbank Equity Fund V, Limited Partnership, CB Offshore Equity Fund V, L.P., CB Equity Co-investment Fund V, Limited Partnership and Coyote Training Group, LLC (collectively, the Charlesbank Stockholders), (iii) Whites’ Family Company, LLC; and (iv) Robert D. Hartman. The registration rights agreement provides for “piggyback” registration rights with respect to the restricted shares of our common stock held by each of the stockholder parties to this agreement, including Whites’ Family Company, LLC, an entity controlled by John C. White, a current director and former Chairman of the Board of Directors. Accordingly, if we propose to register any of our common stock for sale to the public, we are required to give written notice of our intention to do so to each of the stockholders who are a party to this agreement and to use our best efforts to include in the registration statement the number of restricted shares of our common stock beneficially owned and requested to be registered by such stockholders, subject to reduction of such shares under certain circumstances by an underwriter. If a reduction of shares is necessary, stockholders who request to participate in the registration will do so pro rata based on the numbers of shares held by such stockholders on a fully-diluted basis, except that we will have first priority to register shares of our common stock if we initiate the registration for our own account. Pursuant to the registration rights agreement, the “piggyback” right terminates from and after the date on which those stockholders cease to beneficially own at least 1% of our issued and outstanding shares of common stock.
We are also a party to a registration rights agreement with Coliseum. For discussion of this agreement, see "Securities Purchase Agreement - Reservation of Shares Issuable upon Conversion" below.
Transactions with Management and Others
Since 1991, we have leased some of our properties from entities controlled by John C. White, a current director and former Chairman of our Board of Directors, or entities in which Mr. White’s family members have an interest. A portion of the property comprising the Orlando location is occupied pursuant to a lease with the John C. and Cynthia L. White 1989 Family Trust, with the lease term expiring on August 19, 2022. The annual base lease payments for the first year under this lease totaled approximately $326,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index.
Another portion of the property comprising the Orlando location is occupied pursuant to a lease with Delegates LLC, an entity controlled by the White Family Trust, with the lease term expiring on August 31, 2022. The beneficiaries of the White Family Trust, which is an irrevocable grantor trust, are Mr. White’s children and the trustee of the trust is not related to Mr. White. Annual base lease payments for the first year under this lease totaled approximately $680,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index.
Additionally, since April 1994, we have leased two of our Phoenix properties under one lease from City Park LLC, a successor in interest of 2844 West Deer Valley LLC and in which the John C. and Cynthia L. White 1989 Family Trust holds a 25% interest. This lease was amended effective on December 1, 2012. The amendment extended the term of the lease from February 28, 2015 to December 31, 2022 and reduced the base lease payments for the 2013 calendar year from approximately $583,000 to approximately $523,000. Additionally, the amendment specifies annual base lease payment increases of 2% beginning on March 1, 2015. During March 2014, City Park LLC sold these properties to an unrelated third party. Our existing lease remains in effect through December 31, 2022.

The table below sets forth the total payments that the Company made in fiscal 2014, 2015 and 2016 under these leases:

	City Park LLC	John C. and Cynthia L. White 1989 Family Trust	Delegates LLC
Fiscal 2014	$184,713	$749,246	$1,212,975
Fiscal 2015	$—	$785,941	$1,274,103
Fiscal 2016	$—	$811,656	$1,235,646

We believe that the rental rates under these leases approximated fair market rental value of the properties at the time the lease agreements were negotiated.
John Murphy, the brother of our Chairman of the Board and Chief Executive Officer, Kimberly J. McWaters, works for us as our Admissions Process Director and has been employed by us for over 10 years. Mr. Murphy’s compensation in fiscal 2016 totaled approximately $191,530. He is eligible to receive benefits that are provided to all of our employees generally, including equity incentive awards under our 2003 Plan.
Lori Smith, the wife of our Executive Vice President of Admissions and Operations, Sherrell E. Smith, works for us as our Vice President of Business Intelligence and Integrated Technology Solutions and has been employed by us for over 20 years. Ms. Smith’s compensation in fiscal 2016 totaled approximately $290,296. She is eligible to receive benefits that are provided to all of our employees generally, including equity incentive awards under our 2003 Plan. In fiscal 2016, Ms. Smith received a long-term incentive cash award of $36,000, which will be paid out over four years in equal annual installments on the anniversary of the award date.
Securities Purchase Agreement
On June 24, 2016, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Coliseum, an affiliate of CCM, pursuant to which we issued and Coliseum purchased 700,000 shares of Series A Preferred Stock, par value $0.0001 per share (the “Purchased Shares”) for a total purchase price of $70,000,000. The Purchase Agreement contained customary representations, warranties, covenants and indemnity provisions, including covenants relating to, among other things, information rights, the Company’s financial reporting, tax matters, listing compliance under the NYSE, stockholder and regulatory approval and use of proceeds.
The description below provides a summary of certain material terms of the Series A Preferred Stock pursuant to the Purchase Agreement and set forth in the Certificate of Designations (“Certificate”) of the Series A Preferred Stock:
Rank. The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank senior to our common stock and each other junior class or series of shares that we may issue in the future. The Series A Preferred Stock will also rank junior to any future indebtedness.
Dividends. We may pay a cash dividend on each share of the Series A Preferred Stock at a rate of 7.5% per year on the liquidation preference then in effect (“Cash Dividend”). Such dividend shall be paid before any dividends would be declared or paid to common stockholders or other junior stockholders. If we do not pay a Cash Dividend, the liquidation preference shall be increased to an amount equal to the current liquidation preference in effect plus an amount reflecting that liquidation preference multiplied by the Cash Dividend rate then in effect plus 2.0% per year (“Accrued Dividend”). Cash Dividends are payable semi-annually in arrears on September 30 and March 31 of each year, and will begin to accrue on the first day of the applicable dividend period. We paid Cash Dividends of $1.4 million at September 30, 2016.
The Series A Preferred Stock includes participation rights such that, in the event that we pay a dividend or make a distribution on the outstanding common stock, we shall also pay to each holder of the Series A Preferred Stock a dividend on an as converted basis.
If we are required to or elect to obtain stockholder and regulatory approval and if such approval is not obtained within the time periods set forth in the Certificate, the dividend rates with respect to the Cash Dividend and Accrued Dividend will be increased by 5.0% per year, not to exceed a maximum of 14.5% per year, subject to downward adjustment on obtaining the foregoing approvals.
Liquidation Preference. In the event of voluntary or involuntary liquidation, dissolution or winding up of our company, holders of the Series A Preferred Stock are entitled to receive, before any distribution or payment to the holders of any common or junior stock, an amount per share of Series A Preferred Stock equal to the liquidation preference then in effect, which would include any Accrued Dividends. Alternatively, the holder may choose to receive the amount that would be payable per share of common stock issued upon conversion of the Series A Preferred Stock immediately prior to such liquidation event.
Mergers (regardless of whether we remain the surviving entity), sale of substantially all of our assets or any other recapitalization, reclassification or other transaction in which substantially all of our common stock is exchanged or converted into cash or other property are considered Deemed Liquidation Events. The agreement provides that, in the case of a Deemed Liquidation Event, each holder of Series A Preferred Stock shall be entitled to receive the liquidation amount they would receive under a normal liquidation event; however, the liquidation amount must be in the same form of consideration as is payable to the holders of our common stock.
Voting. Holders of shares of Series A Preferred Stock will be entitled to vote with the holders of shares of common stock on an as-converted basis. The holders of the Series A Preferred Stock may vote only to an extent not to exceed 4.99% of the aggregate voting power of all of our voting stock outstanding on the issue date of June 24, 2016 (“Investor Voting Cap”), until such time that we seek regulatory approval to remove this cap. Additionally, a majority of the voting power of the Series A Preferred Stock must approve certain significant actions, including, among others, the issuance of certain equity securities; the repurchase, redemption or acquisition of our common stock; the incurrence of debt; the payment of dividends or distributions to any junior stock prior to December 31, 2017; the consummation of certain acquisitions, mergers or other such transactions; and the sale of material assets.
CCM, an affiliate of Coliseum, and its affiliates also beneficially own 3,643,199 shares of our common stock, as reported in a form 13D/A filed with the SEC on June 28, 2016; this represents approximately 14.8% of our outstanding common stock. There is no voting limitation on this common stock.
Conversion.
Conversion Rate and Conversion Price. The conversion rate for the Series A Preferred Stock will be calculated by dividing the current liquidation preference by the conversion price then in effect. The initial conversion price for the Series A Preferred Stock is $3.33 per share. The conversion price is subject to adjustment upon the occurrence of certain common stock events, as defined in the Purchase Agreement, including stock splits, reverse stock splits or the issuance of common stock dividends.
Optional Conversion by Purchaser. Shares of Series A Preferred Stock are convertible in common stock at any time at the option of the holder. The Series A Preferred Stock may be converted only to the extent that the number of shares of common stock issued upon conversion does not exceed 4.99% of the total share of common stock outstanding on the issue date (“Conversion Cap”). The Conversion Cap was calculated to be 1,225,227 shares on the issue date of June 24, 2016, and may be removed upon regulatory approval.
Optional Conversion by Our Company. If at any time following the third anniversary of the issuance of the Series A Preferred Stock, the volume weighted average price of our common stock equals or exceeds 2.5 times the conversion price of the Series A Preferred Stock for a period of 20 consecutive trading days (“Conversion Trigger”), we may, at our option and subject to obtaining any required stockholder and regulatory approvals, require that any or all of the then outstanding shares of Series A Preferred Stock be automatically converted into our common stock at the conversion rate. We may not elect such conversion during the closed trading window periods in which any director or executive officer of our company is prohibited by us to, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of our company. If we are unable to obtain the necessary regulatory approvals to remove the Conversion Cap within 120 days of giving our notice of intent to convert, we will have the option to redeem all shares of the Series A Preferred Stock at a premium.
Optional Special Dividend and Conversion on Certain Change of Control. Upon a change of control, at the written election by holders of a majority of the then outstanding shares of Series A Preferred Stock, we shall declare and pay a special cash dividend in the amount equal to either 1.5 or 2.0 times the Cash Dividend rate, depending on the type of change in control, multiplied by the liquidation preference per share then in effect.
Redemption at the Option of Our Company. We have the ability to redeem the Series A Preferred Stock at any time after the third anniversary of the issue date, provided that the Conversion Trigger has not been met on the date of the redemption notice. Holders of the Series A Preferred Stock will be able to convert their shares into common stock if neither the Investor Voting Cap nor Conversion Cap is in effect. If they do not provide notice of conversion within 10 days of receipt of the redemption notice, the redemption will proceed at a price per share equal to the product of the current conversion rate and 2.5 times the conversion price. If either the Investor Voting Cap or Conversion Cap is in effect at the date of the notice of redemption, the holder may request that we obtain the necessary regulatory approval for its removal.
After the tenth anniversary of the issue date, we have the ability to redeem the Series A Preferred Stock in whole or in part at any time. Holders of the Series A Preferred Stock will then be able to convert their shares into common stock if neither the Investor Voting Cap nor Conversion Cap is in effect. If they do not provide notice of conversion within 10 days of receipt of the redemption notice, the redemption will proceed at a price per share equal to the current liquidation preference. If either the Investor Voting Cap or Conversion Cap is in effect at the date of the notice of redemption, the holder may request that we obtain the necessary regulatory approval for its removal.
Anti-dilution. The conversion price of the Series A Preferred Stock is subject to certain customary anti-dilution protections should we effect certain common stock events, such as stock splits, stock dividends or subdivisions, reclassifications or combinations of our common stock. In such events, the conversion price will be adjusted in a proportionate manner to the change in outstanding share of common stock immediately preceding and immediately after the event.
Reservation of Shares Issuable upon Conversion. We are required, at all times, to reserve and keep available out of our authorized and unissued shares of common stock the number of shares that would be issuable upon conversion of all Series A Preferred Stock, assuming that the Conversion Cap does not apply. If this reserve is not sufficient at any point to allow for full conversion, we shall be required to take action to increase our pool of authorized but unissued shares.
Under the Securities Act, we were not required to register the offer or sale of the Series A Preferred Stock to the Purchaser. In conjunction with the Purchase Agreement, the parties entered into a Registration Rights Agreement in order to grant the Purchaser certain demand and piggyback registration rights covering the purchased shares. In the event that the Purchaser requests such registration of the Series A Preferred Stock, the Registration Rights agreement provides that we shall bear all expenses associated with the registration, with the exception of underwriting discounts and commissions and brokerage fees.
Board Representation. Pursuant to the Certificate, for so long as Coliseum, its Affiliates or any of its or its Affiliates’ transferees approved by the Company beneficially own at least a majority of the then outstanding shares of Series A Preferred Stock, the holders of shares of Series A Preferred Stock, by the vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock shall have the right to designate one member to our Board of Directors who, subject to applicable law and regulations (including NYSE listing standards) may be appointed to a minimum of two committees of our Board of Directors. On June 29, 2016, our Board of Directors, upon the designation by the holders of Series A Preferred Stock, and upon deeming such appointment to be in the best interests of the Company, elected Mr. Shackelton, a Managing Partner at CCM, to our Board of Directors. As Managing Partner and a co-founder of CCM, Mr. Shackelton has an indirect interest in the transaction.

Pursuant to CCM’s company policy, Mr. Shackelton may not personally benefit from compensation he receives for serving as a director of any company in which CCM holds an equity interest. Mr. Shackelton has agreed that such compensation shall inure to the benefit of CCP. Further, we have agreed with Mr. Shackelton to provide such compensation in cash to avoid the complexity and expense of unregistered equity issuances as well as to avoid potential accumulations of common stock by CCM and its affiliates that could trigger the shareholder rights plan.

SUBMISSION OF STOCKHOLDER PROPOSALS
From time to time, stockholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, a stockholder must timely submit nominations of directors or other proposals to us in addition to complying with certain rules and regulations promulgated by the SEC. We intend to hold our year 2018 annual meeting during March 2018. We must receive proposals for our 2018 annual meeting no later than September 21, 2017 for possible inclusion in our proxy materials, or between November 1, 2017 and December 1, 2017, for possible consideration at the meeting. Stockholders should direct any communications, as well as related questions, to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.
ANNUAL REPORT
Our 2016 Annual Report to stockholders has been made available to stockholders concurrently with this Proxy Statement, but is not incorporated into this Proxy Statement and is not to be considered to be a part of our proxy solicitation materials.
Upon request, we will provide, without charge to each stockholder of record as of the record date specified on the first page of this Proxy Statement, a copy of our Annual Report on Form 10-K for the year ended September 30, 2016 as filed with the SEC. Any exhibits listed in the Annual Report on Form 10-K also will be furnished upon request at the actual expense that we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.
NO INCORPORATION BY REFERENCE
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
Pursuant to the rules of the SEC, we and services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our Annual Report to stockholders and the Proxy Statement. Upon written or oral request, we will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that we deliver single copies of such documents in the future. Stockholders may notify us of their requests by calling or writing our Corporate Secretary at Universal Technical Institute, Inc., 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, telephone (623) 445-9500.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 1, 2017
This Proxy Statement and 2016 Annual Report to stockholders are available at http://www.envisionreports.com/uti.
Scottsdale, Arizona
Dated: January 13, 2017

Appendix A

Universal Technical Institute, Inc.
2003 Incentive Compensation Plan, as amended
ARTICLE 1
PURPOSE

1.1     GENERAL. The purpose of the Universal Technical Institute, Inc. 2003 Incentive Compensation Plan (the “Plan”) is to promote the success and enhance the value of Universal Technical Institute, Inc. (the “Company”) by linking the personal interests of its Board members, employees, officers, and executives of, and consultants and advisors to, the Company to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to shareholders of the Company. The Plan is also intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Board members, employees, officers, and executives of, and consultants and advisors to, the Company upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2
EFFECTIVE DATE

2.1     EFFECTIVE DATE. The Plan is effective as of the date the Plan is approved by the Board (the “Effective Date”). The Plan must be approved by the Company’s shareholders within 12 months after the Effective Date. The Plan will be considered approved by the Company’s shareholders if it receives the affirmative vote of the holders of a majority of the shares of Company’s stock present or represented and entitled to vote at a meeting duly held in accordance with the Company’s Bylaws or by written consent of a majority of the Company’s shareholders in lieu of a meeting. Any Awards granted under the Plan prior to shareholder approval are effective when made (unless the Committee specifies otherwise at the time of grant), but no Award may be exercised or settled and no restrictions relating to any Award may lapse before the Plan is approved by the Company’s shareholders. If the Company’s shareholders do not approve the Plan within 12 months after the Effective Date, any Award previously made is automatically canceled without any further act.

ARTICLE 3
DEFINITIONS

3.1     DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not begin a sentence, the word or phrase will be given the meaning in this Section or in Sections 1.1 or 2.1 unless otherwise indicated. The following words and phrases will have the following meanings:

(a)“Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share Award, Performance-Based Award, or IPO Award granted to a Participant under the Plan.
(b)“Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(c)“Board” means the Board of Directors of the Company.

(d)“Cause” means (except as otherwise provided in an Award Agreement) any of the following: (i) Participant’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving embezzlement, conversion of property or moral turpitude; (ii) a finding by a majority of the Board of Directors of Participant’s fraud, embezzlement or conversion of the Company’s property; (iii) Participant’s conviction of, or plea of guilty or nolo contendere to, a crime involving the acquisition, use or expenditure of federal, state or local government funds or the unlawful use, possession or sale of illegal substances; (iv) an administrative or judicial determination that Participant committed fraud or any other violation of law involving federal, state or local government funds;

(v) a finding by a majority of the Board of Directors of Participant’s knowing breach of any of Participant’s fiduciary duties to the Company or the Company’s stockholders or making of a misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Company; (vi) Participant’s alcohol or substance abuse, which materially interferes with Participant’s ability to discharge the duties, responsibilities and obligations to or for the Company; provided, that Participant has been given notice and 30 days from such notice fails to cure such abuse; and (vii) Participant’s personal (as opposed to the Company’s) material and knowing failure, to observe or comply with applicable laws whether as an officer, stockholder or otherwise, in any material respect or in any manner which would reasonably be expected to have a material adverse effect in respect of the Company’s ongoing business, operations, conditions, other business relationship or properties.

Any rights the Company or any of its Subsidiaries has to determine the existence of events giving rise to Cause are in addition to the rights the Company or any of its Subsidiaries may have under any other agreement with the Participant or at law or in equity. If, after a Participant’s termination of employment or services, the Company discovers that the Participant’s employment or services could have been terminated for Cause, the Participant’s employment or services will, in the Board’s sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.
(e)“Change of Control” means: (i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all the Company’s assets to any person or group of related persons under Section 13(d) of the Exchange Act (“Group”); (ii) the Company’s shareholders approve and complete any plan or proposal for the liquidation or dissolution of the Company; (iii) any person or Group becomes the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company (“Voting Stock”) and such person or Group has the power and authority to vote such shares; (iv) any person or Group acquires sufficient shares of Voting Stock to elect a majority of the members of the Board; or (v) the completion of a merger or consolidation of the Company with another entity in which holders of the Stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation in the transaction. Notwithstanding the foregoing, in no event will a Change of Control be deemed to have occurred as a result of an initial public offering of the Stock.

(f)“Code” means the Internal Revenue Code of 1986, as amended.

(g)“Committee” means the committee of the Board described in Article 4.

(h)“Covered Employee” means an employee who is a “covered employee” within the meaning of Section 162(m) of the Code.

(i)“Disability” means (unless otherwise defined in an employment agreement between the Company or any of its Subsidiaries and the Participant or in the Participant’s Award Agreement) any illness or other physical or mental condition of a Participant that renders the Participant incapable of performing his customary and usual duties for the Company or Subsidiary, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder, which in the Committee’s sole judgment is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

(j)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)“Fair Market Value” means, as of any given date, the fair market value of Stock on a particular date determined by such methods or procedures established by the Committee. Unless otherwise determined by the Committee the Fair Market Value of Stock as of any date is the closing price for the Stock as reported on the New York Stock Exchange (or on any national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported. For purposes of IPO Awards and Awards effective as of the effective date of the Company’s initial public offering, fair market value of Stock shall be the price at which the Company’s Stock is offered to the public in its initial public offering.

(l)“Good Reason” means when used with reference to a voluntary termination by Participant of Participant’s employment or service with the Company, shall mean (i) a material reduction in Participant’s authority, perquisites, position or responsibilities (other than such a reduction which affects all of the Company’s senior executives on a substantially equal or proportionate basis), or (ii) a requirement that Participant relocate greater than 50 miles from Participant’s primary work location.

(m)“Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(n)“IPO Award” means the Option granted to each eligible Participant pursuant to Article 12.

(o)“Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor provision.

(p)“Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(q)“Option” means a right granted to a Participant under Article 7 or Article 12 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(r)“Participant” means a person who, as a Board member, employee, officer, or executive of, or consultant or advisor providing services to, the Company or any Subsidiary, has been granted an Award under the Plan.

(s)“Performance-Based Awards” means Awards subject to the terms and conditions of Article 11. All Performance-Based Awards are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. To the extent that the Committee desires to have an Award granted under any provision of the Plan to qualify as “performance-based compensation” under Section 162(m) of the Code, such Award shall comply with the terms of Article 11.

(t)“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. One or more of the following business criteria for the Company, on a consolidated basis, and/or for Subsidiaries, divisions or for business or geographical units of the Company and/or a Subsidiary shall be used by the Committee in establishing Performance Goals for Performance-Based Awards: (1) earnings per share; (2) revenues or gross margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company (as a group, for purposes of this definition, these are referred to as “Profit Measures”); (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) stock price; (13) shareholder value; (14) total stockholder return; (15) debt reduction; (16) capacity utilization; (17) contract and/or applicant growth; (18) average number of students; (19) number of students enrolled; (20) Profit Measures per training hour; (21) Profit Measures per student

(22) Retention/persistence of students; (23) Graduation rates; (24) Course/program length; (25) Reduction on cycle time for funding; (26) Profit Measures per square foot of facility; (27) Number of students per instructor; (28) Revenue for on-line training; (29) Revenue for international training; (30) Revenue for new business; (31) Number of seats available and utilized; (32) Number of training hours provided; (33) Reduction in total salaries per student; (34) Reduction in semi-variable costs; (35) Placement rates; (36) Full time equivalents employed per student; (37) Full time equivalents per training hour provided; (38) Employee retention; (39) Student show rates. Any of the above goals may be determined on an absolute or relative basis or, if applicable, as compared to the performance of a published or special index deemed relevant by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company.

(u)“Performance Goals” means, for a Performance Period, the written goals established by the Committee for the Performance Period based upon the Performance Criteria. Performance Goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the Performance Goals being “substantially uncertain” at the time such Performance Goals are set. The Committee will, within the time prescribed by Section 162(m) of the Code, objectively define the Performance Goals it determines to use for a Performance Period for a Participant. The Committee shall adjust either the Performance Goals or the actual results to exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (iii) a change in accounting standards required by generally accepted accounting principles or (iv) in response to, or in anticipation of, changes in applicable laws or regulations affecting the Company or the Performance Goal.

(v)“Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals will be measured for purposes of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(w)“Performance Share” means a right granted to a Participant under Article 9 and denominated in shares of Stock, to receive cash, Stock, or other Awards, the payment of which is contingent on achieving certain Performance Goals established by the Committee.

(x)“Performance Unit” means a right granted to a Participant under Article 9 and denominated in cash, to receive cash, Stock, other Awards or other property, the payment of which is contingent on achieving certain Performance Goals established by the Committee.

(y)“Plan” means the Universal Technical Institute, Inc. 2003 Incentive Compensation Plan, as amended.

(z)“Restricted Stock Award” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

(aa)“Stock” means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 14.

(ab)“Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive cash, Stock, or other Awards, all as determined pursuant to Article 8.

(ac)“Stock Unit” means a right granted to a Participant under Article 10 to receive cash, Stock, or other Awards, pursuant to the terms of Article 10.2.

(ad)“Subsidiary” means any corporation or other entity of which the Company owns, directly or indirectly, a majority of the outstanding voting stock or voting power.

ARTICLE 4
ADMINISTRATION

4.1     COMMITTEE. The Plan will be administered by the Board or a Committee appointed by, and which serves at the discretion of, the Board. If the Board appoints a Committee, the Committee will consist of at least two individuals, each of whom qualifies as (i) a Non-Employee Director, and (ii) an “outside director” under Code Section 162(m) and the regulations issued thereunder. Reference to the Committee in this Plan will refer to the Board if the Board does not appoint a Committee.

4.2    ACTION BY THE COMMITTEE. A majority of the Committee will constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, will be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, any executive compensation consultant or other professional retained by the Company to assist in the Plan’s administration.

4.3    AUTHORITY OF COMMITTEE. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:
a.Designate Participants to receive Awards;

b.Determine the type of Awards granted to each Participant;

c.Determine the number of Awards granted and the number of shares of Stock to which an Award will relate;

d.Except as otherwise provided in the Plan, determine the terms and conditions of any Award granted under the Plan including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee will not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;

e.Amend, modify, or terminate any outstanding Award, with the Participant’s consent unless the Committee has the authority to amend, modify, or terminate an Award without the Participant’s consent under any other provision of the Plan;

f.Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

g.Prescribe the form of each Award Agreement, which need not be identical for each Participant;

h.Decide all other matters that must be determined in connection with an Award;

i.Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

j.Interpret the terms of, and any matter arising under, the Plan or any Award Agreement; and

k.Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan.

4.4    DECISIONS BINDING. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 5
SHARES SUBJECT TO THE PLAN

5.1    NUMBER OF SHARES. Subject to adjustment provided in Section 14.1, the aggregate number of shares of Stock reserved and available for grant under the Plan will be 6,280,972.

5.2    LAPSED AWARDS. To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award will again be available to the Committee to grant Awards under the Plan.

5.3    STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4    LIMITATION ON NUMBER OF SHARES AND CASH SUBJECT TO AWARDS. Notwithstanding any provision in the Plan to the contrary, and subject to the adjustment in Section 14.1, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during any fiscal year of the Company is 1,000,000. For Performance-Based Awards that are payable in cash, the maximum amount payable to any one Participant for any fiscal year of the Company equals the product of 1,000,000 and the Fair Market Value of the Stock as of the first day of the Company’s fiscal year.

ARTICLE 6
ELIGIBILITY AND PARTICIPATION

6.1    ELIGIBILITY

a.GENERAL. Persons eligible to participate in this Plan include all Board members, employees, officers, and executives of, and consultants and advisors to, the Company or a Subsidiary, as determined by the Committee.

b.FOREIGN PARTICIPANTS. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee is authorized to provide for any special terms it considers necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve any supplements to, or amendments, restatements, or alternative versions of the Plan as it considers necessary or appropriate for such purposes without affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions may increase the share limitations contained in Section 5.1 of the Plan.

6.2    ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards will be granted and will determine the nature and amount of each Award. No individual will have any right to be granted an Award under this Plan.

ARTICLE 7
STOCK OPTIONS

7.1    GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

a.EXERCISE PRICE. The exercise price per share of Stock under an Option will be determined by the Committee and set forth in the Award Agreement; provided, however, that the Option’s exercise price per share of Stock may not be less than the Fair Market Value per share of Stock on the date of grant.

b.TIME AND CONDITIONS OF EXERCISE. The Committee will determine the time or times at which an Option may be exercised in whole or in part. The Committee will also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. Unless otherwise provided in an Award Agreement, an Option will lapse immediately if a Participant’s employment or services are terminated for Cause.

c.PAYMENT. The Committee will determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note, shares of Stock (through actual tender or by attestation), or other property (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock will be delivered or deemed to be delivered to Participants

d.EVIDENCE OF GRANT. All Options will be evidenced by a written Award Agreement, which Agreement will include such provisions as determined by the Committee.

7.2    INCENTIVE STOCK OPTIONS. Incentive Stock Options will be granted only to employees and the terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

a.EXERCISE PRICE. The per share exercise price for any Incentive Stock Option may not be less than the Fair Market Value as of the date of the grant.

b.EXERCISE. No Incentive Stock Option may be exercisable for more than ten years after the date of its grant.

c.LAPSE OF OPTION. An Incentive Stock Option will lapse under the following circumstances.

i.The Incentive Stock Option will lapse ten years from the date it is granted, unless it lapses earlier under the Award Agreement.

ii.Unless otherwise provided in the Award Agreement, an Incentive Stock Option will lapse upon a Participant’s termination of employment for Cause or for any other reason (other than the death or Disability).

iii.If the Participant terminates employment because of Disability or death before the Option lapses pursuant to paragraph (1) or (2) above, the Incentive Stock Option will lapse, unless it is sooner exercised, on the earlier of (i) the date on which the Option would have lapsed had the Participant not become Disabled or lived and had remain employed; or (ii) 12 months after the date of the Participant’s termination of employment because of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Option exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative, by the person or persons entitled to do so under the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option under the applicable laws of descent and distribution.

d.INDIVIDUAL DOLLAR LIMITATION. The aggregate Fair Market Value (determined as of the grant date) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess will be considered Non-Qualified Stock Options.

e.TEN PERCENT OWNERS. An Incentive Stock Option will be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock only if such Option is granted at a price that is not less than 110% of Fair Market Value on the grant date and the Option is exercisable for no more than five years from the grant date.

f.EXPIRATION OF INCENTIVE STOCK OPTIONS. No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

g.RIGHT TO EXERCISE. An Incentive Stock Option may be exercised only by the Participant during his or her lifetime.

ARTICLE 8
STOCK APPRECIATION RIGHTS

8.1    GRANT OF SARs. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

a.RIGHT TO PAYMENT. Upon the exercise of a SAR, the Participant to whom it is granted has the right to receive the excess, if any, of:

i.The Fair Market Value of a share of Stock on the date of exercise; over

ii.The grant price of the SAR as determined by the Committee, which will not be less than the Fair Market Value of a share of Stock on the date of grant.

b.OTHER TERMS. All SARs grants will be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any SAR will be determined by the Committee at the time of the grant of the Award and as set forth in the Award Agreement.

ARTICLE 9
PERFORMANCE AWARDS

9.1    GRANT OF PERFORMANCE SHARES AND UNITS. The Committee is authorized to grant Performance Shares and Performance Units to Participants on such terms and conditions as determined by the Committee. The Committee has the discretion to determine the number of Performance Shares and /or Performance Units granted to each Participant and such other terms and conditions of such grant, all as set forth in the Award Agreement. A Performance Share Award shall list in the Award Agreement the maximum number of shares of Stock subject to the Award. A Performance Unit Award shall list in the Award Agreement the maximum amount of cash subject to the Award and each Performance Unit shall equal a maximum payment of one U.S. Dollar.

9.2    RIGHT TO PAYMENT. A grant of Performance Shares gives the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Shares are granted, in whole or in part, as the Committee will establishes at grant or thereafter. Subject to the terms of the Plan, the Committee will set performance goals and other terms or conditions to payment of the Performance Shares and

Performance Units, in its discretion, which, depending on the extent to which they are met, will determine the number and value of Performance Shares and the Performance Units that will be paid to the Participant.

9.3    OTHER TERMS. Performance Shares and Performance Units may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and as set forth in the Award Agreement.

9.4    CASH BONUSES. The Committee is authorized to grant cash bonuses to Participants on such terms and conditions as determined by the Committee subject to the terms of the Plan. The purpose of granting cash bonuses under the Plan is to qualify such cash bonuses as “performance-based compensation” under Section 162(m) of the Code pursuant to Article 11 below.

ARTICLE 10
STOCK AWARDS

10.1    RESTRICTED STOCK AWARDS

a.GRANT OF RESTRICTED STOCK. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as determined by the Committee, all as set forth in the Award Agreement.

b.ISSUANCE AND RESTRICTIONS. Restricted Stock will be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

c.FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions will be forfeited, provided, however, that the Committee may provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

d.CERTIFICATES FOR RESTRICTED STOCK. Restricted Stock granted under the Plan may be evidenced as determined by the Committee. If certificates representing shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

10.2    STOCK UNIT AWARDS

a.GRANT OF STOCK UNITS. The Committee is authorized to make Awards of Stock Units to Participants in such amounts and subject to such terms and conditions as determined by the Committee, all as set forth in the Award Agreement.

b.ISSUANCE AND RESTRICTIONS. Stock Units will be subject to such restrictions on transferability and other restrictions as the Committee may impose. These restrictions may lapse separately or in combination, at such times, under such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

c.FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, a Stock Unit that is at that time is unvested or otherwise subject to restrictions will be forfeited, provided, however, that the Committee may provide in any Award Agreement that restrictions or forfeiture conditions relating to Stock Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in any case waive, in whole or in part, restrictions or forfeiture conditions relating to Stock Units.

d.DELIVERY AND PAYMENT. The Committee may determine, in its discretion, the timing of the delivery of any payment for Stock Units and the form such payment shall take. Delivery may be promptly after vesting or the restrictions with respect to the Stock Units have lapsed or at such later time, as determined by the Committee. Payment may be made in cash, Stock, other Awards, other property or any combination of the foregoing, as determined by the Committee, either at the time of grant and memorialized in the Award Agreement or at any time prior to delivery.

ARTICLE 11
PERFORMANCE-BASED AWARDS

11.1    PURPOSE. The purpose of this Article 11 is to provide the Committee the ability to qualify Awards granted under the Plan as “performance-based compensation” under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant a Performance-Based Award, the provisions of this Article 11 will control notwithstanding any contrary provision in the Plan.

11.2    APPLICABILITY. This Article 11 will apply only to those employees selected by the Committee to receive Performance-Based Awards who, the Committee believes, are, or are likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, Covered Employees. The Committee may, in its discretion, grant Awards to employees who are or may become Covered Employees that do not satisfy the requirements of this Article 11. The designation of a Covered Employee or any other employee as a Participant for a Performance Period does not entitle the Participant to receive an Award for the period. Moreover, the designation of a Covered Employee or other employee as a Participant for a particular Performance Period will not require designation of such Covered Employee or other employee as a Participant in any subsequent Performance Period and designation of one Covered Employee or other employee as a Participant will not require designation of any other Covered Employees or other employees as Participants in such period or in any other Performance Period.

11.3    GRANT OF PERFORMANCE-BASED AWARDS. Subject to the requirements of Section 162(m) of the Code, the Committee is authorized to grant to Participants Awards that also qualify as Performance-Based Awards in such amounts and subject to such terms and conditions as determined by the Committee, all as set forth in the applicable Award Agreements. The Award Agreement for each Performance-Based Award shall state the Performance Goals to be achieved, the length of the Performance Period and all other material terms necessary to comply with Section 162(m) of the Code.

11.4    PAYMENT OF PERFORMANCE AWARDS. A Participant will be eligible to receive payment under a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the actual payment of an individual Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

ARTICLE 12
IPO AWARDS

12.1    IPO AWARDS. IPO Awards will be awarded to Participants selected by the Committee and will be subject to the following terms and conditions:

a.EFFECTIVE DATE OF AWARDS. The effective date of the IPO Awards will be the date of the Company’s initial public offering of Stock.

b.EXERCISE PRICE FOR AWARDS. Notwithstanding anything in the Plan to the contrary, the exercise price per share of Stock under the IPO Awards will be the price at which the Company’s Stock is offered to the public in its initial public offering of Stock (“IPO Price”).

c.AMOUNT OF THE IPO AWARDS. Each Participant selected to receive an IPO Award and who became an employee by the Company on or after October 21, 2001, will be entitled to receive an Option to purchase 50 shares of Stock. Each Participant selected to receive an IPO Award and who became an employee by the Company before October 21, 2001, will be entitled to receive an Option to purchase 100 shares of Stock. Such Option will be designated as a Non-Qualified Stock Option.

d.TIME AND CONDITIONS OF EXERCISE. The IPO Awards will become fully exercisable on the first anniversary of the date of grant. Unless otherwise provided in the Award Agreement, the IPO Award will lapse upon a Participant’s termination of employment or service with the Company or a Subsidiary for any reason, and will include such other provisions as may be specified by the Committee.

e.PAYMENT. The Committee will determine the methods by which the exercise price of the IPO Awards may be paid, the form of payment, including, without limitation, cash, promissory note, shares of Stock (through actual tender or by attestation), or other property (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock will be delivered or deemed to be delivered to Participants.

f.EVIDENCE OF GRANT. All IPO Awards will be evidenced by an Award Agreement.

ARTICLE 13
PROVISIONS APPLICABLE TO AWARDS

13.1    STAND-ALONE AND TANDEM AWARDS. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted under the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

13.2    EXCHANGE PROVISIONS. Subject to Section 16.14 and the other terms set forth herein, the Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, or another Award, based on the terms and conditions the Committee determines and communicates to the Participant at the time the offer is made.

13.3    TERM OF AWARD. The term of each Award will be for the period as determined by the Committee, provided that in no event will the term of any Incentive Stock Option or a Stock Appreciation Right granted in tandem with the Incentive Stock Option exceed a period of ten years from the date of its grant.

13.4    FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Company or a Subsidiary on the grant or exercise of an Award may be made in such forms as the Committee determines at or after the time of grant, including without limitation, cash, promissory note, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

13.5    LIMITS ON TRANSFER. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or will be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award will be assignable or transferable by a Participant other than by will or the laws of descent and distribution. Notwithstanding the foregoing, no Participant may transfer any Option or SAR awarded to such Participant under the Plan to third parties for consideration without the receipt of the affirmative vote of the holders of a majority of the shares of the Company’s stock present or represented and entitled to vote at a meeting held in accordance with the Company’s Bylaws or by written consent of a majority of the Company’s shareholders in lieu of a meeting.

13.6    BENEFICIARIES. Notwithstanding Section 13.5, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death.
A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married, a designation of a person other than the Participant’s spouse as his beneficiary with respect to more than 50% of the Participant’s interest in the Award will not be effective without the written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment will be made to the person entitled thereto under the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.
13.7    STOCK CERTIFICATES. Notwithstanding anything herein to the contrary, the Company will not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Awards, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

13.8    ACCELERATION UPON A CHANGE OF CONTROL. If a Change of Control occurs and, within one year after the Change of Control, a Participant’s employment or service with the Company is terminated without Cause or, a Participant terminates employment or services with the Company for Good Reason, all outstanding Options, Stock Appreciation Rights, and other Awards will become fully exercisable and all restrictions on outstanding Awards will lapse. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options will be deemed to be Non-Qualified Stock Options. Upon, or in anticipation of, such an event, the Committee may cause every Award outstanding hereunder to terminate at a specific time in the future and will give each Participant the right to exercise Awards during a period of time as the Committee, in its sole and absolute discretion, will determine.

ARTICLE 14
CHANGES IN CAPITAL STRUCTURE

14.1    GENERAL

a.SHARES AVAILABLE FOR GRANT AND LIMITS. If there is any change in the number of shares of Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Stock with respect to which the Committee may grant Awards pursuant to Section 5.1 and the maximum number of shares of Stock which may be granted to any one person in a single calendar year pursuant to Section 5.4 will be appropriately adjusted by the Committee. If there is any change in the number of shares of Stock outstanding by reason of any other event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Stock with respect to which Awards may be granted pursuant to Section 5.1 and the maximum number of shares of Stock which may be granted to any one person in a single calendar year pursuant to Section 5.4, as the Committee may deem appropriate.

b.OUTSTANDING AWARDS - INCREASE OR DECREASE IN ISSUED SHARES WITHOUT CONSIDERATION. Subject to any required action by the shareholders of the Company, if there is any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares of Stock or the payment of a stock dividend (but only on the shares of Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee will proportionally adjust the number of shares of Stock subject to each outstanding Award and the exercise price per share of Stock of each such Award.

c.OUTSTANDING AWARDS - CERTAIN MERGERS. Subject to any required action by the shareholders of the Company, if the Company is the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Award outstanding on the date of such merger or consolidation will pertain to and apply to the securities which a holder of the number of shares of Stock subject to such Award would have received in such merger or consolidation.

d.OUTSTANDING AWARDS - OTHER CHANGES. If any other change in the capitalization of the Company or corporate change other than those specifically referred to in Article 14, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share exercise price of each Award as the Committee may consider appropriate to prevent dilution or enlargement of rights.

e.NO OTHER RIGHTS. Except as expressly provided in the Plan, no Participant will have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Stock subject to an Award or the exercise price of any Award.

ARTICLE 15
AMENDMENT, MODIFICATION, AND TERMINATION

15.1    AMENDMENT, MODIFICATION, AND TERMINATION. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the

Company will obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

15.2    AWARDS PREVIOUSLY GRANTED. Except as otherwise provided in the Plan, including without limitation, the provisions of Article 14, no termination, amendment, or modification of the Plan will adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant.

ARTICLE 16
GENERAL PROVISIONS

16.1    NO RIGHTS TO AWARDS. No Participant, employee, or other person will have any claim to be granted any Award under the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

16.2    NO STOCKHOLDERS RIGHTS. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

16.3    WITHHOLDING. The Company or any Subsidiary has the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan. With the Committee’s consent, a Participant may elect to have the Company withhold from those shares of Stock that would otherwise be received upon the exercise of any Option, a number of shares having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Company’s applicable federal, state, local and foreign income and employment tax withholding obligations. Any shares of Stock withheld by the Company hereunder shall not be deemed to have been issued by the Company for any purpose under the Plan and shall remain available for issuance hereunder.

16.4    NO RIGHT TO EMPLOYMENT OR SERVICES. Nothing in the Plan or any Award Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

16.5    UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement will give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

16.6    INDEMNIFICATION. To the extent allowable under applicable law, each member of the Committee or the Board will be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is in addition to any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

16.7    RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.

16.8    EXPENSES. The Company and its Subsidiaries will pay the expenses of administering the Plan.

16.9    TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and if there is any conflict, the text of the Plan, rather than such titles or headings, will control.

16.10    FRACTIONAL SHARES. No fractional shares of stock will be issued and the Committee will determine, in its discretion, whether cash will be given in lieu of fractional shares or whether such fractional shares will be eliminated by rounding up or down as appropriate.

16.11    SECURITIES LAW COMPLIANCE. With respect to any person who is, on the relevant date, obligated to file reports under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it will be void to the extent permitted by law and voidable as deemed advisable by the Committee.

16.12    GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of awards in Stock or otherwise will be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company will be under no obligation to register under the Securities Act of 1933, as amended, any of the shares of Stock paid under the Plan. If the shares paid under the Plan may in certain circumstances be exempt from registration under the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

16.13    GOVERNING LAW. The Plan and all Award Agreements will be construed in accordance with and governed by the laws of the State of Arizona.

16.14    NO AUTHORITY TO REPRICE. Other than in connection with a change in the Company’s capital structure (as described in Article 14 of this Plan), neither the Committee nor the Board shall have the authority to reprice any outstanding Option or SAR without the prior approval of the Company’s shareholders. “Repricing” means any of the following or any other action that has the same effect: (i) lowering the exercise price of an Option or the grant price of a SAR after it is granted; (ii) repurchasing an Option or SAR for cash; (iii) any other action that is treated as a repricing under generally accepted accounting principles; or (iv) canceling an Option or SAR at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for another Option or SAR, a Restricted Stock Award or other equity, unless the cancellation and exchange occurs in connection with a change in the Company’s capital structure (as described in Article 14 of this Plan).

UNIVERSAL TECHNICAL INSTITUTE

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on February 28, 2017.

Vote by Internet

- Go to **www.envisionreports.com/UTI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors Recommends a Vote FOR Item 1, Item 2, Item 3 and Item 5 and a Vote of THREE YEARS on Item 4.

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1. Election of Directors:

	For	Against	Abstain
01 - David A. Blaszkiewicz	☐	☐	☐
02 - Conrad A. Conrad	☐	☐	☐
03 - Kimberly J. McWaters	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. Advisory Vote on frequency of Advisory Vote on Named Executive Officer Compensation.	☐	☐	☐	☐

	For	Against	Abstain
5. Approval of Amendments to the Universal Technical Institute, Inc. 2003 Incentive Compensation Plan.	☐	☐	☐

At the proxies' discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X

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